UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PVR PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO THE LIMITED PARTNERS OF PVR PARTNERS, L.P.

We cordially invite you to the Annual Meeting of Limited Partners (the “Annual Meeting”) of PVR Partners, L.P. (the “Partnership”). The Annual Meeting will be held on June 5, 2013, at 10:00 a.m., Eastern DST, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087.

The following pages contain the formal Notice of Annual Meeting and the Proxy Statement. At the Annual Meeting, you will be asked to consider the following matters: (1) the election of two Class II directors to the Board of Directors of PVR GP, LLC (the “General Partner”), the general partner of the Partnership; (2) an advisory vote on named executive officer compensation; (3) ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm for the year ending December 31, 2013; and (4) the transaction of such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof. Our General Partner’s Board of Directors unanimously recommends that you vote “FOR” all of the Director nominees listed, “FOR” approval of the advisory resolution to approve the named executives’ compensation and “FOR” approval of the ratification of auditors for 2013.

At the Annual Meeting you will be provided with an opportunity to meet with our management team. We hope that you will be able to join us.

Sincerely,

Edward B. Cloues II Chairman of the Board of Directors of the General Partner	William H. Shea, Jr. President and Chief Executive Officer of the General Partner

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

APRIL 25, 2013

TO THE LIMITED PARTNERS OF PVR PARTNERS, L.P.:

You are invited to the Annual Meeting of Limited Partners of PVR Partners, L.P., which will be held at 10:00 a.m., Eastern DST, on June 5, 2013 at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087 for the following purposes:

1.	To elect two directors to Class II of the Board of Directors of PVR GP, LLC, the general partner of PVR Partners, L.P.;

2.	To conduct an advisory vote to approve named executive officer compensation;

3.	To ratify the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm for the 2013 fiscal year; and

4.	To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The Board of Directors of PVR GP, LLC, the general partner of PVR Partners, L.P., has fixed the close of business on April 8, 2013 as the record date for the determination of unitholders entitled to notice of, and to vote at the Annual Meeting. Only unitholders of record as of the close of business on such record date are entitled to notice of, and to vote at the Annual Meeting.

Your vote is very important. We encourage you to take part in the affairs of PVR Partners, L.P. by voting. These proxy solicitation materials are first distributed or made available via the Internet to unitholders on or about April 25, 2013.

By Order of the Board of Directors of the General Partner,

Bruce D. Davis, Jr.

Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 5, 2013

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting

and the 2012 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2012, are available at http://proxyvote.com.

PVR PARTNERS, L.P.

Three Radnor Corporate Center, Suite 301

100 Matsonford Road

Radnor, Pennsylvania 19087

i

GENERAL

References in this Proxy Statement (the “Proxy Statement”) to the “Partnership,” “we,” “our,” “us” or like terms, are references to PVR Partners, L.P. and its subsidiaries. References in this Proxy Statement to the “General Partner” refer to PVR GP, LLC, our general partner and our wholly-owned subsidiary. References in this Proxy Statement to the “Board” refer to the Board of Directors of the General Partner. References in this Proxy Statement to the “Limited Partnership Agreement” or “Partnership Agreement” refer to our Fifth Amended and Restated Agreement of Limited Partnership. References in this Proxy Statement to “Common Units” refer to common units representing limited partner interests in the Partnership. References in this Proxy Statement to “Class B Units” refer to Class B Units representing limited partner interests in the Partnership and references in this Proxy Statement to “Special Units” refer to Special Units representing limited partner interests in the Partnership. References in this Proxy Statement to “Units” refer to Common Units, Class B Units or Special Units. References in this Proxy Statement to “unitholders” or “limited partners” refer to limited partners of the Partnership.

This Proxy Statement contains information related to our Annual Meeting of Limited Partners to be held on June 5, 2013 (the “Annual Meeting”), beginning at 10:00 a.m. Eastern DST, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087 and any adjournments or postponements thereof. Materials, including our annual report to unitholders, are first distributed or made available via the Internet to unitholders on or about April 25, 2013. Our annual report to unitholders includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Annual Report”). Unitholders are referred to the 2012 Annual Report for financial and other information about our business. The 2012 Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of this Proxy Statement.

ABOUT THE ANNUAL MEETING

Who is paying for the cost of this proxy solicitation?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board for use at the Annual Meeting. We are paying for the solicitation of proxies. Proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet or facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our Units and we will reimburse such parties and our transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. We will also bear the entire cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, and any additional information furnished by us to unitholders in connection with this Proxy Statement.

Why am I receiving these materials?

You received these materials from us because you owned our Units as of April 8, 2013 which we refer to as the “record date,” and, as a result, you are entitled to vote at the Annual Meeting. This Proxy Statement contains important information for you to consider when voting on: (1) the election of Class II directors, (2) the advisory vote to approve executive compensation and (3) the ratification of the appointment of our independent registered public accounting firm. Please read the Proxy Statement carefully.

What is the record date and what does it mean?

The record date established by the Board for the Annual Meeting is April 8, 2013. Unitholders of record at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of each of our Common Units Outstanding, Class B Units Outstanding and Special Units Outstanding (as each is defined in the Partnership Agreement) as of the close of business on April 8, 2013, the record date, are entitled to one vote per Unit at the Annual Meeting.

As of the record date, there were 95,713,267 Common Units Outstanding, 22,782,740 Class B Units Outstanding and 10,346,257 Special Units Outstanding, all of which are entitled to vote at the Annual Meeting.

Please see “Voting Requirements for the Annual Meeting” for additional information.

What constitutes a quorum?

With regard to Proposal 1, the presence of the limited partners (other than the General Partner and limited partners holding a direct interest in the General Partner or any affiliates of any such limited partners) holding any Outstanding Units on the record date that are represented in person or by proxy at the Annual Meeting will constitute a quorum.

With regard to Proposals 2 and 3, the presence of the holders of a majority of the aggregate of our Outstanding Units (Common Units, Class B Units and Special Units) on the record date, represented in person or by proxy, will constitute a quorum. As of April 8, 2013, there were 128,842,264 aggregate Outstanding Units. Consequently, holders of at least 64,421,133 Outstanding Units must be present either in person or by proxy to establish a quorum for Proposals 2 and 3.

Proxies received but marked as abstentions and broker non-votes will be included in the number of Outstanding Units considered to be present for purposes of determining a quorum at the Annual Meeting.

See “Voting Requirements for the Annual Meeting” for additional information.

How do I vote?

There are four ways you may cast your vote. You may vote:

•

In Person. If you are a unitholder of record, you may vote in person at the Annual Meeting. Units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote the common units;

•

Via the Internet. You may vote electronically via the Internet by accessing the Internet address provided on the notice regarding the availability of proxy materials or on each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee);

•

By Telephone. You may vote by using the toll-free telephone number listed on each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee); or

•

By Mail. You may vote by marking, signing and dating each proxy card (if you are a unitholder of record) or vote instruction card (if your units are held by a broker, bank or other nominee) and returning it by mail in the envelope provided.

Even if you plan to attend the Annual Meeting in person, your plans may change, thus we recommend that you submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If your Units are held by a broker, bank or other nominee, also known as holding units in “street name”, you should receive instructions from the broker, bank or other nominee that you must follow in order to have your Units voted. Please review such instructions to determine whether you will be able to vote via Internet or by telephone. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern DST, June 4, 2013 (the “Telephone/Internet deadline”).

What does it mean if I receive more than one proxy card or vote instruction card?

Your receipt of more than one proxy card or vote instruction card means that you have multiple accounts with our transfer agent or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your Units are voted. Each proxy card or vote instruction card represents a distinct number of Units and it is the only means by which those particular Units may be voted by proxy.

Can I change my vote?

Yes. If you are a unitholder of record, you may revoke or change your vote at any time before the Telephone/Internet deadline or before the polls close at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	timely delivery of a valid, later-dated executed proxy card;

•

giving written notice of revocation to PVR Partners, L.P., Attention: Investor Relations, Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, Pennsylvania 19087, no later than the Telephone/Internet deadline; or

•

attending the Annual Meeting and voting your Units in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy. If you are a street name unitholder, you must follow the instructions on revoking your proxy, if any, provided by your bank, broker or other nominee.

What are the recommendations of the Board?

The recommendations of the Board are set forth together with the description of each item in the Proxy Statement. In summary, the Board recommends a vote:

•	“FOR” the election of each of the nominees to serve as Class II directors;

•	“FOR” an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in the Proxy Statement; and

•	“FOR” the ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm for the 2013 fiscal year;

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What are “abstentions” and “broker non-votes” and how are these votes treated?

An “abstention” occurs when a unitholder is present at the Annual Meeting but fails to vote or voluntarily withholds his or her vote for any of the matters upon which the unitholders are voting. Abstentions are considered “present” and are included in the quorum calculations.

If you hold your Units in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of Units held in street name. You should receive instructions from your bank, broker or other nominee describing the procedure for voting your Units. Your bank, broker or other nominee is permitted to vote on “routine” matters even if it has not received voting instructions from you, but it is not permitted to vote on “non-routine” matters absent receiving specific voting instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular “non-routine” matter, you have not given timely instructions on how the bank, broker or other nominee should vote your Units, and the bank, broker or other nominee indicates it does not have authority to vote such Units on its proxy, a “broker non-vote” results. Under the New York Stock Exchange (“NYSE”) rules, the election of directors (Proposal 1), and the advisory vote on named executive officer compensation (Proposal 2) are matters considered “non-routine” and in the absence of your instruction, your bank, broker or other nominee does not have the authority to vote your Units. If you do not instruct your bank, broker or other nominee as to how to vote your Units on these matters, your Units will NOT be voted. The ratification of the selection of our independent registered public accounting firm (Proposal 3) is considered a “routine” matter under NYSE rules and, if you do not instruct your bank, broker or other nominee as to how to vote your Units on this matter, your bank, broker or other nominee has the authority to vote your Units for or against such matter. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum. Broker non-votes will have no effect on the election of director nominees (Proposal 1) or the advisory vote on named executive officer compensation (Proposal 2).

What are my voting choices when voting for Class II director nominees and what vote is needed to elect the nominees?

In the vote on the election of Class II directors, you may:

•	vote “FOR ALL” as to all nominees;

•	vote “WITHHOLD ALL” as to all nominees; or

•	vote “FOR ALL EXCEPT” as to specific nominees.

The Board recommends a vote FOR ALL of the Class II director nominees. Banks, brokers or other nominees do not have discretion to vote on this proposal without your instruction. If you do not instruct your bank, broker or other nominee how to vote on this proposal, your bank, broker or other nominee will deliver a broker non-vote on this proposal.

Pursuant to the Partnership Agreement, the directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be elected. Abstentions and broker non-votes will have no effect on the election of a director nominee. You may not cumulate your votes in the election of directors. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his or her number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates. Please see “Voting Requirements for the Annual Meeting” for additional information.

What are my voting choices when voting, in an advisory vote, for the approval of compensation of our NEOs, as disclosed in the sections entitled “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” in the Proxy Statement, and what vote is needed to approve the compensation of our NEOs?

In the advisory vote to approve the compensation of our NEOs as disclosed in the sections entitled “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” in this Proxy Statement, you may:

•	vote “FOR” the approval of the NEOs’ compensation;

•	vote “AGAINST” the approval of the NEOs’ compensation; or

•	vote “ABSTAIN” to abstain from voting on the approval of the NEOs’ compensation.

The Board recommends a vote FOR the approval of the NEOs’ compensation. Banks, brokers or other nominees do not have discretion to vote on this proposal without your instruction. If you do not instruct your bank, broker or other nominee how to vote on this proposal, your bank, broker or other nominee will deliver a broker non-vote on this proposal.

This advisory vote, which is non-binding, will be deemed approved with the affirmative vote of the holders of a majority of the Units entitled to vote and represented in person or by proxy at the Annual Meeting. Please see the section entitled “Voting Requirements for the Annual Meeting” in this Proxy Statement for additional information.

What are my voting choices when voting for the ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm and what vote is needed to ratify the appointment of KPMG LLP?

In the vote on the ratification of KPMG LLP as the Partnership’s independent registered public accounting firm, you may:

•	vote “FOR” the ratification of the appointment of KPMG LLP;

•	vote “AGAINST” the ratification of the appointment of KPMG LLP; or

•	vote “ABSTAIN” to abstain from voting on the ratification of the appointment of KPMG LLP.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Partnership’s independent registered public accounting firm. Banks, brokers or other nominees have discretion to vote on this proposal without your instruction. If you do not instruct your bank, broker or other nominee how to vote on this proposal, your bank, broker or other nominee will vote on this proposal in its discretion.

The action of the Audit Committee in appointing KPMG LLP as the Partnership’s independent registered public accounting firm for the 2013 fiscal year will be ratified by an affirmative vote of the holders of a majority of the Units entitled to vote and represented in person or by proxy at the Annual Meeting. Please see the section entitled “Voting Requirements for the Annual Meeting” in this Proxy Statement for additional information.

What happens if I do not give specific voting instructions?

If you are a unitholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Units in the manner recommended by the Board on all matters presented in the Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you hold your Units through a broker, bank or other nominee, you should receive separate instructions from the broker, bank or other nominee describing the circumstances under which your Units may be voted if you do not give specific voting instructions.

Who counts the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the independent inspector of election.

Whom should I contact with questions?

If you have any questions about the Proxy Statement or the Annual Meeting, please contact our Investor Relations Department in writing at Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, Pennsylvania, 19087; by email at invest@pvrpartners.com or by telephone at (610) 975-8200.

Where may I obtain additional information about PVR Partners, L.P.?

We refer you to our 2012 Annual Report for additional information about us. You may request copies of our 2012 Annual Report at no charge through the Investor Relations section of our website at http://www.pvrpartners.com. The Proxy Statement and our 2012 Annual Report are also available at http://proxyvote.com. You may also request copies of our 2012 Annual Report or Proxy Statement at no charge, or request to receive any additional information or directions to the location of the Annual Meeting to be able to vote in person, by contacting our Investor Relations Department in writing at Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, Pennsylvania 19087; by email at invest@pvrpartners.com or by telephone at (610) 975-8200. If you have any questions about how to submit your proxy or voting instruction card, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instruction card, you may contact:

Broadridge Financial Services

51 Mercedes Way

Edgewood, NY 11717

http://www.broadridge.com

1.800.353.0103

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 5, 2013

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting

and the 2012 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2012, are available at http://proxyvote.com.

VOTING REQUIREMENTS FOR THE ANNUAL MEETING

Right to Vote and Related Matters

Only those record holders of our Units on April 8, 2013, the record date for the Annual Meeting (subject to the limitations contained in the definition of “Outstanding” as set forth below and in Article XIII of the Limited Partnership Agreement), are entitled to notice of, and to vote at, the Annual Meeting, or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Proxy Statement to votes of, or other acts that may be taken by, the Outstanding Units are deemed to be references to the votes or acts of the record holders of such Outstanding Units. As of the record date, there were 95,713,267 Common Units Outstanding, 22,782,740 Class B Units Outstanding and 10,346,257 Special Units Outstanding, all of which are entitled to vote at the Annual Meeting.

If at any time any person or group (other than the General Partner and its affiliates) beneficially owns 20% or more of any class of Units of the Partnership, such person or group loses voting rights on all of its Units and such units shall not be considered “Outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of Units from the General Partner or its affiliates, (ii) any person or group who directly or indirectly acquired 20% or more of any class of Units from that person or group described in clause (i) provided the General Partner notified such transferee that such loss of voting rights did not apply (iii) any person or group who acquired 20% or more of any class of Units issued by the Partnership with the prior approval of the Board or (iv) the Class B Units acquired pursuant to the Class B Unit Purchase Agreement or the PIK units in respect thereof. Additionally, the loss of voting rights does not apply to the Special Units, which will be deemed to be of the same class as the Common Units.

With respect to Units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) in whose name such Units are registered, such other person must, in exercising the voting rights in respect of such Units on any matter and unless the arrangement between such persons provides otherwise, vote such Units in favor of, and at the direction of, the person who is the beneficial owner, and the Partnership is entitled to assume it is so acting without further inquiry.

Quorum

With regard to Proposal 1, if the General Partner provides at least thirty days advance notice, then the presence of the limited partners (excluding the General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners) holding any Outstanding Units on the record date, represented in person or by proxy at a meeting at which directors will be elected, will constitute a quorum. If the General Partner provides less than thirty days advance notice of a meeting at which directors are elected, then limited partners (other than the General Partner and those limited partners holding a direct interest in the General Partner or any affiliates of such limited partners) holding a majority of the Outstanding Units on the record date will constitute a quorum.

With regard to Proposals 2 and 3, the presence of the holders of a majority of the Outstanding Units (including Common Units deemed owned by the General Partner) on the record date, represented in person or by proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the number of Units considered to be present at the Annual Meeting. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in the Partnership Agreement (including Outstanding Units deemed owned by the General Partner, if any). In the absence of a quorum, the Annual Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at the Annual Meeting (including Outstanding Units deemed owned by the General Partner, if any) represented either in person or by proxy, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

PROPOSALS PRESENTED FOR UNITHOLDER VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board is comprised of eight elected directors (the “Elected Directors”) and two appointed directors (the “Appointed Directors”). The terms of our Elected Directors are “staggered” and our Board of Directors is divided into three classes. Each year, our Elected Directors in one class are elected to serve for a term that expires at the annual meeting three years later upon the election of their successors, subject to a director’s earlier resignation, death or removal. If a director is appointed to the Board to fill a vacancy, that director will have the same remaining term as his or her predecessor. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Robert J. Hall and Marsha R. Perelman for election as Class II Elected Directors. If elected, the Class II Elected Directors will serve until their successors are elected at the 2016 annual meeting of limited partners, or until their earlier resignation, death or removal.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. Unless otherwise indicated on the proxy, the persons named as proxies in the accompanying proxy will vote “FOR” each of the nominees listed above. If any nominee becomes unavailable for any reason to stand for election as a director, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons that the Board of Directors may recommend and propose to replace such nominee.

Certain individual qualifications and skills of our Class II Elected Director nominees, along with information concerning the current Class I and Class III Elected Directors whose terms will continue after the Annual Meeting, and our Appointed Directors is located under the heading “Board of Directors and Executive Officers.” We did not pay any third-party fees to assist in the process of identifying or evaluating director candidates nor did we receive a recommended director nominee from any unitholder.

Unitholders may not cumulate their votes in the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ROBERT J. HALL AND MARSHA R. PERELMAN TO CLASS II OF THE BOARD OF DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and related SEC rules, we are seeking advisory (non-binding) unitholder approval of the compensation of our named executive officers (the “NEOs”) as disclosed in the sections of this Proxy Statement entitled “Compensation Discussion and Analysis” and “Compensation of Directors and Executive Officers” pursuant to Item 402 of Regulation S-K. This advisory vote, commonly known as a “say-on-pay” vote, gives unitholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific element of compensation, but instead it is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

Our compensation philosophy is designed to link each named executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our NEOs’ compensation include a base salary, an annual cash incentive award, and a long-term equity award. We urge you to read the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy. The Compensation and Benefits Committee and the Board believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.

Based on the voting results at our 2011 annual meeting of unitholders with respect to the frequency of unitholder advisory votes on the compensation of our NEOs (the “Frequency Vote”), we have decided to include an advisory vote on the compensation of our Named Executive Officers in our proxy materials on an annual basis.

This proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, the compensation of our NEOs through the following resolution:

“RESOLVED that the unitholders of PVR Partners, L.P. (the “Partnership”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Partnership’s Proxy Statement for the 2013 annual meeting of the limited partners pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables, and any related narrative disclosures.”

This vote is advisory, and it will be non-binding on the Compensation and Benefits Committee and the Board. Accordingly, neither the Compensation and Benefits Committee nor the Board will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation and Benefits Committee and the Board, however, will give consideration to the outcome of the vote in future determinations concerning executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH IN THIS PROPOSAL RELATING TO THE COMPENSATION OF OUR NEOs AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013 FISCAL YEAR

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of the Partnership and its subsidiaries for the 2013 fiscal year. Although unitholder approval for this appointment is not required by the Partnership Agreement, or otherwise, the Audit Committee and our Board are submitting the selection of KPMG LLP for ratification to obtain the views of unitholders and as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Partnership and its unitholders. Representatives of KPMG LLP are expected to be present at the 2013 Annual Meeting and available to answer questions. They also will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

OTHER MATTERS FOR 2013 ANNUAL MEETING

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the proxy will be voted in accordance with the judgment of the proxy holders.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

As with most publicly traded limited partnerships, we do not have a board of directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information about our current executive officers and the members of the Board of our General Partner. Our Board of Directors is currently comprised of eight Elected Directors and two Appointed Directors. The Elected Directors are divided into three classes, and each year the directors in one class are elected to serve for a term that expires at the annual meeting three years later upon the election of their successors, subject to a director’s earlier resignation, death or removal. The term for the Elected Director nominees, if elected at the 2013 annual meeting, will expire at the 2016 annual meeting of limited partners. In connection with the acquisition of Chief Gathering, LLC, the Partnership entered into a Class B Unit Purchase Agreement with Riverstone V PVR Holdings, L.P. (the “Riverstone Investor”) and Riverstone Global Energy and Power Fund V (FT). The Class B Unit Purchase Agreement, entitles the Riverstone Investor to designate two directors (the “Appointed Directors”) for appointment to the Board for as long the Riverstone Investor owns Class B Units, and thereafter, for so long as the Common Units that the Riverstone Investor acquires upon conversion of the Class B Units into Common Units constitute at least 10% of the total number of Partnership units outstanding. The Appointed Directors are not subject to election by our limited partners. The Board confirmed the appointment of E. Bartow Jones and Andrew W. Ward to the Board, effective as of May 17, 2012.

Our executive officers are not appointed for a specific term but instead serve at the discretion of the Board in their respective offices until they resign, their employment is terminated or they are re-appointed by the Board. Prior to December 31, 2012, the Company had three Executive Vice-Presidents in charge of our operations: an Executive Vice President and Chief Operating Officer, Midstream-Midcontinent, an Executive Vice President and Chief Operating Officer, Midstream-Marcellus and an Executive Vice President and Chief Operating Officer—Coal. The Executive Vice President and Chief Operating Officer, Midstream-Midcontinent departed the Company effective December 31, 2012. Subsequent to his departure, the Executive Vice President and Chief Operating Officer, Midstream-Marcellus was appointed Executive Vice President and Chief Operating Officer, Midstream, with responsibility for both the Midcontinent Midstream and Eastern Midstream business segments.

There are no family relationships among any of the directors or executive officers of our General Partner. In addition, other than the Class B Unit Purchase Agreement between the Partnership and the Riverstone Investor, there are no arrangements or understandings between any of our directors or executive officers and any other person pursuant to which any person was selected as a director or executive officer.

The following table shows information regarding the current directors and executive officers of our General Partner.

Name:	Age	Position with our General Partner
William H. Shea, Jr.	58	Director and President and Chief Executive Officer
Edward B. Cloues II †	65	Director and Chairman of the Board
James L. Gardner †	61	Director
Robert J. Hall * †	68	Director
Thomas W. Hofmann †	61	Director
E. Bartow Jones †	37	Director
Marsha R. Perelman * †	62	Director
John C. van Roden, Jr. †	64	Director
Andrew W. Ward †	46	Director
Jonathan B. Weller †	66	Director
Mark D. Casaday	52	Executive Vice President and Chief Operating Officer-Midstream
Bruce D. Davis, Jr.	56	Executive Vice President, General Counsel and Secretary
Keith D. Horton	59	Executive Vice President and Chief Operating Officer-Coal
Robert B. Wallace	51	Executive Vice President and Chief Financial Officer

*	Standing for re-election to the Board.
†	Independent directors.

Directors of our General Partner

Elected Directors

Class II Elected Director Nominees for Terms to Expire in 2016

Robert J. Hall has served as a director of our General Partner since March 2011. Mr. Hall had previously served as a director of PVG GP, LLC (“PVG”) since September 2006 and, in connection with the merger of PVG, joined the board of our General Partner. Since July 2012, Mr. Hall has served as Chief Executive Officer of Philadelphia Media Network and from October 2010 to July 2012, he was Chief Operating Officer of Philadelphia Media Network. Since June 2004, Mr. Hall has been providing consulting services in newspaper industry acquisitions. From January 2004 to May 2004, Mr. Hall was retired. From 1990 to December 2003, Mr. Hall served as Publisher and Chairman of Philadelphia Newspapers, Inc., which published the Philadelphia Inquirer and the Philadelphia Daily News. From 1985 to 1989, Mr. Hall served as General Manager of the Detroit Free Press, and from 1989 to1990, he served as Chairman of the Detroit Free Press. Mr. Hall has served for 30 years as an executive of two major newspaper publishers and, as a result, has extensive leadership experience and familiarity with various strategic, financial and other transactions and employee relations. This experience allows him to provide guidance to the Board on such matters.

Marsha R. Perelman has served as a director of our General Partner since May 2005. In 1993, Ms. Perelman founded, and since then has been the Chief Executive Officer of, Woodforde Management, Inc., a holding company. In 1983, she co-founded, and from 1983 to 1990 served as the President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company. In 1983, she also co-founded, and from 1983 to 1990 served as Vice President of, Clearfield Energy, Inc., a crude oil gathering and distribution company. Ms. Perelman also serves as a director of Penn Virginia Corporation. Ms. Perelman has detailed knowledge of our operations, having served as a director on our Board since 2005 and as a director of Penn Virginia Corporation since 1998. Ms. Perelman’s professional and personal contacts have helped her identify and recruit director candidates for the Board. In addition, Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction.

Class I Elected Directors with Terms Expiring in 2015

James L. Gardner has served as a director of our General Partner since January 2006. Since 2005, Mr. Gardner has been an Associate Professor of Philosophy at Freed-Hardeman University. From 2002 to 2004, Mr. Gardner served as Executive Vice President and Chief Administrative Officer of Massey Energy Company (“Massey”), a coal mining company. From 2000 to 2002, Mr. Gardner was in the private practice of law, principally representing Massey. He also served as a director of Massey from 2000 to 2002. Mr. Gardner served as Senior Vice President of Massey from 1994 to 2000 and as General Counsel from 1993 to 2000. From 1991 to 1993, Mr. Gardner was an attorney at the law firm of Hunton & Williams LLP. As a result of his position as a director and executive at Massey and his representation of coal clients as a lawyer, Mr. Gardner has extensive operational, strategic and legal experience related to the coal industry. With this experience, Mr. Gardner offers keen insight to the Board as it oversees our coal and natural resource management operations.

Thomas W. Hofmann has served as a director of our General Partner since May 2009. Since December 2008, Mr. Hofmann has been retired. Mr. Hofmann served as Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company, from January 2002 to December 2008. Mr. Hofmann also serves as a director of West Pharmaceutical Services, Inc. and Northern Tier Energy, Inc. In the last five years, he has also served on the board of directors of the general partner of Sunoco Logistics Partners, L.P. As the former Chief Financial Officer of Sunoco, Inc., Mr. Hofmann has substantial experience and knowledge regarding financial issues related to energy companies and the energy industry. Mr. Hofmann’s extensive financial, management and strategic experiences allow him to provide critical insights to the Board and makes him well-qualified to serve as the chairman of the audit committee of the Board.

William H. Shea, Jr. has served since June 2012 as President and Chief Executive Officer and as a director of our General Partner, since March 2010. From March 2010 to June 2012, Mr. Shea held the single title of Chief Executive Officer of the General Partner. Mr. Shea also served as a director and as President and Chief Executive Officer of PVG GP, LLC from March 2010 to March 2011 and served as a director of Penn Virginia Corporation from July 2007 to March 2010. Mr. Shea served as the Chairman of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline partnership, from May 2004 to July 2007, as President and Chief Executive Officer of Buckeye GP LLC from September 2000 to July 2007 and as President and Chief Operating Officer of Buckeye GP LLC from July 1998 to September 2000. From August 2006 to July 2007, Mr. Shea served as Chairman of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., and as President and Chief Executive Officer of MainLine Management LLC from May 2004 to July 2007. Mr. Shea also serves as a director of Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson MLP Investment Company. Mr. Shea has an agreement with Riverstone Holdings LLC, pursuant to which he has agreed to serve on the boards of Carlyle/Riverstone Funds’ portfolio companies. Mr. Shea currently serves as a director of Niska Gas Storage Partners LLC and USA Compression Holdings LLC. Mr. Shea’s extensive experience as an executive in the energy industry, both through his current position as the General Partner’s Chief Executive Officer as well as his past employment with Buckeye, has given him valuable knowledge about our business as well as expertise in a broad spectrum of energy companies that operate in the coal, natural gas gathering and processing and refined petroleum products transportation sectors. In addition, Mr. Shea has valuable experience overseeing the strategy and operations of publicly-traded partnerships.

Class III Elected Directors with Terms Expiring in 2014

Edward B. Cloues II, has served as a director of our General Partner since January 2003 and has served as Chairman of the Board since July 2011. Mr. Cloues is a director and the non-executive Chairman of the Board of each of AMREP Corporation and Penn Virginia Corporation and also serves as a director of Hillenbrand, Inc. From January 1998 until April 2010, Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems. From October 1979 to January 1998, Mr. Cloues was a partner of Morgan, Lewis & Bockius LLP, a global law firm. As a former public company CEO and a former law firm partner specializing in business law matters, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions. In addition, as a result of his multiple public company directorships and other business experience, Mr. Cloues has considerable background in financial, strategic, corporate governance and executive compensation matters.

John C. van Roden, Jr. has served as a director of our General Partner since March 2011. Mr. van Roden had previously served as a director of PVG GP, LLC (“PVG”) since September 2006 and, in connection with the merger of PVG, joined the board of our General Partner. Mr. van Roden serves as a director of Airgas, Inc., H.B. Fuller Company and Horsehead Holding Corp. and has served as Lead Director of Airgas, Inc. since September 2010. In the last five years, Mr. van Roden also served on the board of directors of SEMCO Energy, Inc. From January 2007 to December 2008, Mr. van Roden served as a consultant to P.H. Glatfelter Company, a global manufacturer of specialty papers and engineered products. From July 2006 to December 2006, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company, and from April 2003 to June 2006, he served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company. From 1998 to April 2003, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Conectiv, a company engaged in the transmission and distribution of electricity and the distribution of natural gas to customers in the Mid-Atlantic region. From 1982 to 1998, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Lukens, Inc., a producer of specialty steel. Over the past 25 years, Mr. van Roden has served as the CFO of three large companies, as well as on the board of directors of numerous public companies in several industries. In his various capacities, Mr. van Roden has provided these companies with strategic, financial and operational oversight and leadership. This experience enables him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters.

Jonathan B. Weller has served as a director of our General Partner since March 2011. Mr. Weller had previously served as a director of PVG GP, LLC (“PVG”) since September 2006 and, in connection with the merger of PVG, joined the board of our General Partner. Mr. Weller also serves as a director of AMREP Corporation and a member of the board of advisors of Momentum Real Estate Partners, LLC. Mr. Weller has been retired since 2009. From January 2007 to May 2009, Mr. Weller was an Adjunct Lecturer at The Wharton School of the University of Pennsylvania. From 1994 to April 2006, Mr. Weller served in various capacities with the Pennsylvania Real Estate Investment Trust, an owner, operator and developer of shopping centers in the eastern United States, including as Vice Chairman from 2004 to April 2006, as President and Chief Operating Officer from 1994 to 2004 and as Trustee from 1994 to March 2006. Mr. Weller has substantial experience as an executive and a director of public companies, including as an executive and trustee of Pennsylvania Real Estate Investment Trust, pursuant to which he gained substantial knowledge regarding the management of investments. This knowledge and experience provides the Board with valuable insights into operational and strategic issues.

Appointed Directors

E. Bartow Jones has served as a director of our General Partner since May 2012. Mr. Jones is currently a Managing Director of Riverstone Holdings LLC, an energy and power-focused private equity firm, where he has been employed since 2001 and is responsible for sourcing and managing energy investments. Mr. Jones has been active across a variety of sectors in the energy industry, with significant experience in midstream, mining, and exploration and production. Prior to joining Riverstone, Mr. Jones was an Associate in the M&A group at J.P. Morgan in New York. Mr. Jones currently serves on the Boards of Directors (or equivalent) of Foresight Reserves L.P., Legend Production Holdings, LLC, Quintana Shipping Investors LLC, Targe Energy LLC, Vantage Energy, LLC and Niska Gas Storage Partners LLC and related entities. Mr. Jones previously served on the boards of directors of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and MainLine Management LLC, the general partner of Buckeye GP Holdings L.P. Mr. Jones received his B.S. in commerce with concentrations in both finance and accounting from the McIntire School of Commerce at the University of Virginia. Mr. Jones has substantial experience as an executive and a director of public companies, primarily in the energy sector, and this knowledge and experience provides the Board with valuable insights into operational and strategic issues. Mr. Jones also provides an expertise in a broad spectrum of energy companies that operate in the coal, natural gas gathering and processing and refined petroleum products transportation sectors as well as operations of publicly-traded partnerships.

Andrew W. Ward has served as a director of our General Partner since May 2012. Mr. Ward is currently a Partner and Managing Director of Riverstone Holdings LLC, an energy and power-focused private equity firm, where he has been employed since 2002 and is responsible for sourcing and managing energy investments with a particular emphasis on the midstream segment. Prior to joining Riverstone, Mr. Ward was a Partner and Managing Director with Hyperion Partners/Ranieri & Co., a private equity fund that specializes in investments in the financial services and real estate sectors. Mr. Ward currently serves on the Boards of Directors (or equivalent) of Gibson Energy ULC and related entities, USA Compression Holdings, LLC, Riverstone Vantage Pipeline US LP and Riverstone Vantage Pipeline Canada LP, Hestya Energy B.V. and Niska Gas Storage Partners LLC and related entities. Mr. Ward has been active across a variety of sectors in the energy industry, with significant experience in midstream, mining, and exploration and production and with such substantial experience and knowledge, he provides the Board with valuable insights into the broad spectrum of energy companies that operate in the natural gas gathering and processing and refined petroleum products transportation sectors.

Executive Officers of our General Partner

William H. Shea, Jr. has served since July 2012 as President and Chief Executive Officer and as a director of our General Partner since March 2010. For additional information on Mr. Shea, please see “Directors of our General Partner—Class I Elected Directors with Terms Expiring in 2015” above.

Robert B. Wallace has served as Executive Vice President and Chief Financial Officer of our General Partner since March 2010 and served as Executive Vice President and Chief Financial Officer of PVG GP, LLC from March 2010 to March 2011. From August 2007 to February 2010, Mr. Wallace was a private investor. Mr. Wallace served as Senior Vice President, Finance and Chief Financial Officer of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline company, from September 2004 to July 2007. Mr. Wallace also served as Senior Vice President, Finance and Chief Financial Officer of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., from September 2004 to July 2007. Prior to joining Buckeye, Mr. Wallace served as Executive Director, Corporate Finance of the Energy Group of UBS Investment Bank from September 1997 to February 2004.

Bruce D. Davis, Jr. has served as Executive Vice President, General Counsel and Secretary of our General Partner since June 2010 and served as Executive Vice President, General Counsel and Secretary of PVG GP, LLC from July 2010 to March 2011. From January 2004 to June 2010, Mr. Davis served as Vice President, General Counsel and Secretary of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. From September 2000 to November 2003, Mr. Davis was Associate General Counsel for Mirant Corporation.

Keith D. Horton has served as Executive Vice President and Chief Operating Officer—Coal of our General Partner since June 2012. From June 2006 until his current position, Mr. Horton was Co-President and Chief Operating Officer—Coal of our General Partner and as President of Penn Virginia Operating Co., LLC since September 2001. From July 2001 to June 2006, Mr. Horton served as President and Chief Operating Officer of our General Partner. Mr. Horton served as a director of our General Partner from July 2001 to May 2005. Mr. Horton also served in various capacities with Penn Virginia Corporation since 1981, including as Executive Vice President from December 2000 to June 2010, as Vice President—Eastern Operations from February 1999 to December 2000, as Vice President from February 1996 to February 1999, and as a director from December 2000 to June 2010.

Mark D. Casaday has served as Executive Vice President and Chief Operating Officer—Midstream of our General Partner since January 2013. Prior to assuming his current position, Mr. Casaday served as Executive Vice President and Chief Operating Officer—Midstream, Marcellus of our General Partner from June 2012 to January 2013, as Senior Vice President, Eastern Region from June 2012 to January 2012 and Vice President, Eastern Region from March 2010 to June 2012. Prior to that, Mr. Casaday had served as a consultant to the Partnership since July 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Units, Class B Units and Special Units as of April 8, 2013, held by (1) beneficial owners of more than 5% of any class of our units; (2) each director and nominee for director of our General Partner, including James R. Montague, our former director; (3) each NEO; and (4) all executive officers, including Ronald K. Page, our former Executive Vice President and Chief Operating Officer—Midstream, Midcontinent of our General Partner, and Forrest W. McNair, Vice President and Controller of our General Partner as a group.

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 8, 2013. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Common Units Beneficially Owned		Percentage of Common Units Beneficially Owned(2)	Class B Units Beneficially Owned	Percentage of Class B Units Beneficially Owned(3)	Special Units Beneficially Owned	Percentage of Special Units Beneficially Owned(4)
5% Holders:
Neuberger Berman Group LLC and Neuberger Berman LLC 605 Third Avenue New York, NY 10158	10,071,589	(5)	10.5%
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067	7,742,109	(6)	8.1%
Riverstone V PVR Holdings, L.P. 712 Fifth Avenue, 51st Floor New York, NY 10019				22,782,740	100%
Chief E&D Holdings, L.P. 5956 Sherry Lane, Suite 1500 Dallas, TX 75225						10,346,257	100%
Directors and Executive Officers:
Mark D. Casaday	70,116	(7)	*
Edward B. Cloues II	80,336	(8)	*
Bruce D. Davis, Jr.	69,418	(9)	*
James L. Gardner	36,651	(10)	*
Robert J. Hall	35,425	(11)	*
Thomas W. Hofmann	25,330	(12)	*
Keith D. Horton	96,777	(13)	*
E. Bartow Jones	0		*
James R. Montague	57,107	(14)	*
Ronald K. Page	113,505	(15)	*
Marsha R. Perelman	85,912	(16)	*
William H. Shea, Jr.	189,451	(17)	*
John C. van Roden, Jr.	34,648	(18)	*
Robert B. Wallace	63,903	(19)	*
Andrew W. Ward	0		*
Jonathan B. Weller	36,608	(20)	*
All directors and executive officers as a group (17 persons)(21)	1,047,522		1.09%

 * Less than 1%.

(1)

Unless otherwise indicated, all Units are owned directly by the named holder and such holder has sole power to vote and dispose of such units. Unless otherwise noted, the address for each beneficial owner named above is: Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, Pennsylvania 19087.

(2)	Based on 95,713,267 Common Units issued and outstanding on April 8, 2013.
(3)	Based on 22,782,740 Class B Units issued and outstanding on April 8, 2013.
(4)	Based on 10,346,257 Special Units issued and outstanding on April 8, 2013.
(5)

Information is as of December 31, 2012 and is based upon a Schedule 13G/A, filed by Neuberger Berman Group LLC and Neuberger Berman LLC, each being a Delaware limited liability company (collectively, "Neuberger Berman"), with the SEC on February 14, 2013. Neuberger Berman has shared voting power to vote 8,281,624 common units and shared dispositive power over 10,071,589 common units.

(6)

Information is as of January 9, 2013 and is based upon a Schedule 13G/A, filed by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne (collectively, "Kayne Anderson"), with the SEC on January 10, 2013. Kayne Anderson has shared voting and dispositive power over 7,742,109 common units. Kayne Anderson Capital Advisors, L.P. is the general partner (or general partner of the general partner) of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors; L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne expressly disclaims beneficial ownership of the units reported, except those units held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships, and his ownership of common stock of the registered investment company.

(7)	Includes 51,839 phantom units.
(8)

Includes 45,144 deferred common units. Excludes 4,900 common units held by the Jeannette C. Cloues Living Trust of which Mr. Cloues is the sole trustee. Mr. Cloues expressly disclaims beneficial ownership of such common units.

(9)	Includes 49,630 phantom units.
(10)	Includes 34,602 deferred common units.
(11)	Includes 34,060 deferred common units.
(12)	Includes 13,471 deferred common units.
(13)	Includes 43,908 phantom units. Mr. Horton has joint voting and investment power with respect to 52,869 of these common units.
(14)	Mr. Montague resigned from the Board effective September 14, 2012.
(15)

Includes 28,133 phantom units. Mr. Page has joint voting and investment power with respect to 85,372 of these common units. Mr. Page’s employment with the Partnership ended effective December 31, 2012.

(16)	Includes 38,940 deferred common units.
(17)	Includes 98,162 phantom units.
(18)	Includes 30,799 deferred common units.
(19)	Includes 41,297 phantom units and 2,450 common units held indirectly for the benefit of minor children.
(20)	Includes 30,799 deferred common units.
(21)	Includes 472,944 common units, 346,763 phantom units, and 227,815 deferred common units.

GOVERNANCE MATTERS

Director Independence

Even though most companies with securities listed on the NYSE are required to have a majority of independent directors serving on the board of directors, the NYSE does not require a listed limited partnership like us to have a majority of independent directors on the Board. However, with the exception of our CEO, Mr. Shea, all of our directors currently meet the independence standards established by the NYSE.

Board Committee Composition

The Board has three standing committees: the Audit Committee, the Compensation and Benefits Committee and the Nominating and Governance Committee. The table below indicates the current members of each committee of the Board:

	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
William H. Shea, Jr.
Edward B. Cloues II			X
James L. Gardner		Chair	X
Robert J. Hall		X	X
Thomas W. Hofmann	Chair		X
E. Bartow Jones			X
Marsha R. Perelman	X		Chair
John C. van Roden, Jr.	X		X
Andrew W. Ward		X	X
Jonathan B. Weller		X	X

The Board of Directors has adopted governance guidelines for itself and charters for each of the Audit, Compensation and Benefits, and Nominating and Governance Committees.

Audit Committee

The current members of the Audit Committee are Messrs. Hofmann (Chairman), van Roden and Ms. Perelman. Mr. Jones was a member of the Audit Committee from July 2012 to February 2013. Mr. Montague was a member of the Audit Committee until his resignation from the Board and its committees effective September 14, 2012. Applicable NYSE and SEC rules require that the Audit Committee be comprised of at least three directors determined to be independent according to particular rules that apply to members of the Audit Committee. The Board has determined that each of Messrs. Hofmann, van Roden and Ms. Perelman meet these independence standards. Each of Messrs. Hofmann and van Roden qualifies as an “Audit Committee Financial Expert” as defined by SEC rules.

The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee provides oversight with respect to business risk matters, compliance with ethics policies, compliance with legal and regulatory requirements and performance of our internal audit function. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties.

Compensation and Benefits Committee

The NYSE rules do not require a publicly traded limited partnership’s board of directors to have a standing compensation committee; however, our Board has elected to have a Compensation and Benefits Committee. The current members of the Compensation and Benefits Committee are Messrs. Gardner (Chairman), Hall, Ward and Weller, each an independent (as that term is defined in the NYSE rules) member of the Board. Mr. Ward was appointed as a member of the Compensation and Benefits Committee in July 2012.

The Compensation and Benefits Committee determines the compensation for the executive officers of our General Partner. The Committee reviews and discusses with management the information contained in “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee periodically reviews and makes recommendations or decisions regarding our General Partner’s incentive compensation and equity-based plans, provides oversight with respect to our General Partner’s other employee benefit plans and reports its recommendations to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants or other advisors as it deems necessary to carry out its duties.

Nominating and Governance Committee

The NYSE rules do not require a publicly traded limited partnership’s board of directors to have a standing nominating committee; however, our Board has elected to have a Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Ms. Perelman (Chairman) and Messrs. Cloues, Gardner, Hall, Hofmann, Jones, van Roden, Ward and Weller, each of whom is an independent (as that term is defined in the NYSE rules) member of the Board. Messrs. Jones and Ward were appointed to the Nominating and Governance Committee in July 2012 and Mr. Montague was a member until his resignation from the Board and its committees effective September 14, 2012.

The responsibilities of the Nominating and Governance Committee are to identify individuals qualified to become Board members; to recommend to the Board the director nominees for election at the Company’s Annual Meetings of Limited Partners or for appointment to fill Board vacancies; to recommend to the Board the individual to serve as chairperson of the Board; to develop and recommend to the Board appropriate corporate governance principles and to assist the Board in implementing those principles; to oversee the evaluation of the Board through its annual review of the performance of the Board and its committees; to confirm that the Compensation and Benefits Committee evaluates the performance of the Chief Executive Officer and reviews with the CEO his or her evaluation of the performance of the other executive officers of the Company; to establish policies regarding succession of the CEO in the event of an emergency or retirement of the CEO; and to perform such other functions as the Board may assign to the Committee from time to time. The Committee may obtain advice and assistance from outside consultants or other advisors as it deems necessary to carry out its duties.

Board and Committee Meetings

During 2012, the Board had twelve regularly scheduled and special meetings. Our Compensation and Benefits Committee held five meetings. Our Audit Committee had six meetings. The Nominating and

Governance Committee held one meeting. None of our directors attended fewer than 90% of the aggregate number of meetings of the Board and committees of the Board on which such director served.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight of the Partnership is consistent with the Partnership’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Partnership’s risk exposure, and the Board and its committees providing oversight in connection with those efforts. Management is responsible for assessing and managing the Partnership’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full Board. The Board formally reviews the Partnership’s risk management processes and policies periodically; but the Board primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the Board’s consideration of the Partnership’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additionally, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists with risk management oversight in areas of financial reporting, internal controls, compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The Compensation and Benefits Committee has oversight responsibility to ensure that our incentive compensation policies and programs do not encourage or reward unnecessary or excessive risk-taking behavior by our executives. The Board receives regular reports from the committees about their activities in this regard. The Nominating and Governance Committee is responsible for managing risks relating to the independence of our directors, and overseeing risks related to the Partnership’s governance structure and processes, including succession planning for the Partnership’s management.

The Board; Leadership Structure

The Board has ten members. The Board has no policy that requires that the positions of Chairman and CEO be separate or that they be held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, including the composition, skills and experience of the Board and its members, specific challenges faced by the Partnership and governance efficiency. The Board is structured to promote independence whether or not its Chairman is a member of executive management. Currently, the Board has divided its leadership structure. The Chairman of the Board is an independent, non-employee director elected by the Board to serve until he resigns, is removed or ceases to be a director of the Company. In 2011, Mr. Cloues was elected by the Board to serve as Chairman of the Board. Our Chief Executive Officer, Mr. Shea, is a full-time officer and employee of the Company, who is appointed by the Board. The Board believes corporate governance is strengthened by a structure that allows for independent board oversight of the performance of the Chief Executive Officer, and the Board believes such oversight is strongest if the Board is led by an independent chairman rather than by the Chief Executive Officer. In addition, separating the positions of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on our day-to-day business and our Chairman to focus on the leadership of the Board in its fundamental role of advising management and providing independent oversight. The entire Board, with the exception of Mr. Shea, consists of independent directors, and the Audit, Compensation and Benefits, and Nominating and Governance Committees are all composed entirely of independent directors.

Non-Management Executive Sessions and Unitholder Communications

Non-management directors regularly meet in executive session in connection with the regular meetings of the Board and also at regular meetings of our Board committees. Mr. Cloues presides over these sessions of the Board and the respective committee chairpersons preside over the committee meetings. Unitholders and other interested parties can communicate directly with non-management directors by contacting Mr. Cloues in writing c/o General Counsel and Secretary, PVR Partners, L.P., Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, PA 19087.

Board Nominations; Consideration of Diversity

Nominations of persons for election to the Board may be made at an annual meeting of the limited partners only pursuant to our General Partner’s notice of the meeting, (1) by or at the direction of a majority of the directors on the Board, or (2) by any limited partner or group of limited partners (in either case, a “Limited Partner Group”) that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior 18 months, 5% of our Outstanding Units provided that such limited partner, or each limited partner in such group, was a record holder at the time the notice provided for in the Partnership Agreement was delivered to our General Partner and complies with the notice procedures set forth in the Partnership Agreement.

The Nominating and Governance Committee recommends candidates to the Board for nominations for election to the Board and is also responsible for recommending candidates to the Board to fill vacancies that may occur between annual meetings. The Board believes its overall composition should include directors who possess a considerable amount of business management experience (such as experience as an executive), oil and gas related business experience, public company or partnership experience or possess a financial background. The Board relies on the Nominating and Governance Committee to identify and evaluate nominees for director. When searching for new candidates, the Nominating and Governance Committee will consider the evolving needs of the Board and identify candidates that fill current or anticipated future needs. Although we do not have any formal minimum qualifications for the selection of directors, the Nominating and Governance Committee will consider a candidate’s management and business experience and then consider issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing unitholder value when considering director candidates. The Board does not have a formal policy with respect to director diversity but considers it important to have a diversity of backgrounds and professional experiences represented on the Board and it takes into consideration these attributes when evaluating a nominee. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board will also be considered.

Nomination of Director Candidates by Unitholders

Unitholders of record as described above may nominate directors for election to the Board at any annual meeting; provided that they comply with the requirements described below and in the section of this Proxy Statement entitled “Proposals for the Next Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the Board evaluates director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a Limited Partner Group, the Limited Partner Group must give timely notice in writing to our General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, a Limited Partner Group’s notice must be delivered to our General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our General Partner).

In the event that the number of directors to be elected to the Board is increased effective after the time period for which nominations are otherwise due and there is no public announcement by the Partnership or our General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only such persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if a Limited Partner Group (or a qualified representative of the Limited Partner Group) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our General Partner or the Partnership.

In addition to the provisions described above and in the Partnership Agreement, a Limited Partner Group must also comply with all applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder; provided however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a limited partner to make nominations.

Director Attendance at Annual Meetings of Limited Partners

We believe that there are benefits to having members of the Board attend annual meetings of limited partners but attendance is not required.

General Corporate Governance Matters

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which includes a series of corporate governance principles applicable to all our employees, officers, directors and all employees of any affiliate of the Partnership who provide services to the Partnership. The Code of Conduct is designed to ensure that the Partnership conducts its business and interacts with employees, independent contractors, lessees, suppliers, governmental entities and the public in a responsible and ethical manner. The Code of Conduct is also designed to promote safe working conditions for employees and an environment that is conducive to initiative, creativity and job satisfaction. We believe that the ethical foundations outlined in our Code of Conduct are critical to our ongoing success. We have adopted an Executive and Financial Officer Code of Ethics for our Chief Executive Officer and Senior Officers, which applies to our Chief Executive Officer, Chief Financial Officer and Controller (the “Code of Ethics”). The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics is intended to deter wrongdoing and to promote honest and ethical conduct by such officers. Any change to, or waiver of, the Code of Ethics will be disclosed on our website or by Form 8-K to the extent required.

We make available, free of charge within the “Governance” section of our website at www.pvrpartners.com, and in print to any unitholder who so requests, the Code of Conduct, the Code of Ethics, the Audit Committee Charter, the Compensation and Benefits Committee Charter, the Nominating and Governance Committee Charter, the Corporate Governance Guidelines and our Partnership Agreement. Unitholders may obtain printed copies, free of charge, by sending a written request to Investor Relations Departments, PVR Partners, L.P., Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, PA 19087 or by emailing invest@pvrpartners.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of our General Partner, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the fiscal year ended December 31, 2012 except that a Form 4 relating to the vesting of phantom units was inadvertently filed late for Forrest W. McNair, Vice President and Controller.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Class B Unit Purchase Agreement

In connection with the acquisition of Chief Gathering, LLC, the Partnership entered into a Class B Unit Purchase Agreement (the “Class B Unit Purchase Agreement”) with Riverstone V PVR Holdings, L.P. (the “Riverstone Investor”) and Riverstone Global Energy and Power Fund V (FT), L.P. to sell $400 million of Class B Units, a new class of limited partner interest in the Partnership (“Class B Units”), in a private placement to the Riverstone Investor (the “Class B Unit Transaction”). On May 17, 2012, the Partnership issued approximately 21.38 million Class B Units to the Riverstone Investor and entered into a registration rights agreement with the Riverstone Investor (the “Class B Registration Rights Agreement”).

The Class B Units represent a separate class of the Partnership’s limited partner interests. The Class B Units share equally with the Common Units with respect to the payment of distributions but, until they convert into Common Units, such distribution will be paid in additional Class B Units unless the Partnership elects to pay the distributions on the Class B Units in cash. The number of Class B Units issued to pay each distribution will be based upon the volume-weighted average price of a Common Unit for the 30 trading days preceding the date the distributions are declared. In the event of a liquidation, unit exchange, merger, consolidation or similar event, each Class B Unit (prior to its eligibility for conversion as described below) will be entitled to receive the greater of (1) the amount of cash or property distributed in respect of each Common Unit and (2) an amount of cash or property having a value equal to the Class B Unit Price.

The Class B Units may be converted into Common Units on a one-for-one basis at the option of the holder in the following amounts and subject to the following conditions: (1) 50% of the outstanding Class B Units may be converted after January 1, 2014, provided that the volume-weighted average price of the Common Units for the 30 trading days (the “30-day VWAP”) preceding any date during the quarter ending December 31, 2013 exceeded $30 per Common Unit; (2) 50% of the outstanding Class B Units may be converted after April 1, 2014, provided that the 30-day VWAP exceeded $30 per Common Unit on any day during the quarter ending March 31, 2014; and (3) amounts of Class B Units having a minimum value of $50.0 million calculated using the 30-day VWAP preceding the date of calculation at any time on or after July 1, 2014. In addition, the Partnership may elect to convert all (but not less than all) outstanding Class B Units into Common Units on a one-for-one basis at any time on or after July 1, 2014. The number of Class B Units is subject to adjustment for issuances below the Class B Unit Price prior to conversion on a weighted average basis, unit splits and unit combinations.

The Class B Units have the same voting rights as if they were outstanding Common Units and are entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Class B Units in relation to other classes of limited partner interests in the Partnership or as required by law.

Pursuant to the terms of the Class B Unit Purchase Agreement, the Riverstone Investor is entitled to designate for appointment to the Board two designees for so long as the Riverstone Investor owns Class B Units, and thereafter, for so long as the Common Units that the Riverstone Investor acquires upon conversion of the Class B Units constitute at least 10% of the total number of Partnership units outstanding. Effective May 17, 2012, the Board confirmed the appointment of E. Bartow Jones and Andrew W. Ward to the Board of Directors. Mr. Ward and Mr. Jones are not entitled to compensation from the Partnership for their Board service.

Policies and Procedures Regarding Transactions with Related Persons

Under our corporate governance principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. With respect to any proposed transaction with any other related person, as a general matter, our practice is that such transactions are approved by our disinterested directors. The General Counsel of our General Partner advises the Board as to which transactions involve related persons, which transactions require the approval of a specially appointed conflicts committee of the Board and which directors are prohibited from voting on a particular transaction. In accordance with the Partnership Agreement, the conflicts committee would consist of two or more members who, in addition to satisfying certain other requirements, must meet the independence standards for service on an audit committee of a board of directors, which standards are established by the NYSE. Any matters approved by the conflicts committee would be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis is intended to provide information about the compensation policies and decisions of our Compensation and Benefits Committee (the “Committee”) with respect to our CEO, CFO and our next three most highly compensated executive officers who were serving in such positions for fiscal year 2012. All references to “our Committee” or “the Committee” refer to the Compensation and Benefits Committee of our General Partner. All references to our “NEOs” or our “Named Executive Officers” refer to our executive officers named in the Summary Compensation Table, who are as follows:

•	William H. Shea, Jr., President and Chief Executive Officer

•	Robert B. Wallace, Executive Vice President and Chief Financial Officer

•	Keith D. Horton, Executive Vice President and Chief Operating Officer—Coal

•	Ronald K. Page, Former Executive Vice President and Chief Operating Officer—Midstream, Midcontinent

•	Bruce D. Davis, Jr., Executive Vice President and General Counsel

Executive Summary

2012 Company Highlights

2012 was a transformational year for the Partnership. The rapid organic growth of our midstream businesses combined with our acquisition of Chief Gathering LLC transformed the Partnership from a predominately coal-royalties business into a geographically diversified natural gas midstream company. Our accomplishments for 2012, which we believe provide a strong platform for future growth through internal growth projects and strategic acquisitions and offer future growth in distributions to our unitholders include:

•

Successful completion of the $1 billion acquisition of Chief Gathering LLC, which added six gathering systems and over 300,000 dedicated acres to our existing footprint in the Marcellus Shale, and transformed the company into a growth-oriented natural gas midstream company

•

Successful completion of construction and the start of service of our Wyoming County, Pennsylvania trunkline, with 750 million cubic feet per day (“MMcfd”) of capacity, and completion of construction and the start of service of Phase III of our 850 MMcfd Lycoming County, Pennsylvania trunkline which increased the trunkline by approximately 20 miles

•	Increase in Eastern Midstream average volumes by more than 400% from 2011 levels and increase in total Eastern Midstream revenues by 280% from 2011 levels

•	Commencement of construction of additional extensions of our joint-venture water pipeline which offers a fresh water delivery solution to Marcellus Shale producers

•	Implementation of expansions to our Antelope Hills processing plant which added 120 MMcfd of processing capacity

•	Continued diversification and a shift to a more fee-based contract mix in our Midcontinent Midstream segment in order to increase the stability and predictability of cash flows

•

Improvement of our liquidity position through a public offering of 7.5 million Common Units for total net proceeds of $165.7 million which were used to repay a portion of the borrowings outstanding under our revolving credit facility and a private placement of $600 million of 8.375% senior notes due in 2020

•	Increase in total cash distributions paid in 2012 by 8.2% as compared to 2011

•	Superior total unitholder return performance (i.e. appreciation of common unit price assuming reinvestment of distributions) placing us within the top quartile of our Peer Group for 2012

Summary of Executive Compensation Philosophy

Our compensation program is based on the following objectives:

•

Executives should be accountable for our performance as well as their own individual performance, so compensation should be tied to both Partnership financial measures and individual performance measures.

•

Executive compensation should balance and align the short-term and long-term interests of our executives with those of our unitholders, so executive compensation packages should include a mix of cash and equity-based compensation.

•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with appropriate experience and skill sets.

We believe that the talent, skill and dedication of our executive officers are critical factors in our Partnership’s long-term success. We believe that if the overall value of the compensation opportunities we offer to our executives is consistent with market practice, we will be able to continue to attract qualified executives, retain them, and provide appropriate awards consistent with their efforts on behalf of our unitholders. Accordingly, our compensation program is designed to align the interests of management with those of our unitholders by motivating our executives to achieve strong financial and operational results, which we believe closely correlate to long-term unitholder value.

Summary of Executive Compensation Program

Our compensation program consists of a combination of base salary, short-term and long-term incentive compensation. The program is structured so that the total compensation is generally comparable to total compensation levels offered to similarly-situated executives in midstream master limited partnerships and other energy companies of comparable size and complexity, while providing opportunities for increased compensation based on outstanding performance by our NEOs. The NEOs’ total compensation package consists of the following components:

•	Base salaries, which are designed to compensate executives for their level of responsibility and sustained individual performance, including experience, scope of responsibility and future potential;

•

Annual cash incentive program, which is a performance-based cash incentive awarded annually based on the prior year’s performance and is intended to promote achievement of, and accountability for, short-term performance plans and goals that are the building blocks of our long-term strategy; and

•

Long-term equity incentive program, which is a program using a combination of time-based and performance-based long-term equity grants designed to help us retain high-performing experienced executives whose interests are aligned with those of our unitholders and to ensure that the total compensation our executives receive depends on their success in delivering value to our unitholders over time.

To evaluate all areas of executive compensation, the Committee seeks the additional input of an independent compensation consultant, and reviews available comparative compensation information, as discussed more fully below.

2012 Executive Compensation Highlights

•	We increased the base salaries of our NEOs by approximately 3% in 2012.

•

We granted time- and performance-based phantom units to our NEOs under our Long-Term Incentive Plan (“LTIP”). The time-based phantom units vest ratably over a three year restriction period. The performance-based phantom units are subject to cliff vesting after a three year period based upon achievement of two equally weighted performance goals: (i) total unitholder return relative to our Peer Group and (ii) annualized growth in distributable cash flow per unit.

•

Our NEOs were eligible for cash awards under our Annual Incentive Plan, the payout of which was based on the achievement of a pre-established distributable cash flow (“DCF”) performance target. In February 2013, the Committee determined that the minimum DCF financial performance target for 2012 had not been achieved due to several economic events beyond the control of the Partnership. Despite these unforeseen events, the Committee determined that the NEOs had made valuable contributions to the management and transformation of our business in 2012 and approved payment of a reduced portion of each NEO’s targeted cash award, ranging from 43%-73% of an NEO’s award target depending on personal performance adjustments.

•

Additionally, we paid discretionary cash bonuses to Messrs. Shea, Wallace and Davis in recognition of their outstanding performance and key strategic roles in negotiating, executing, financing and closing the acquisition of Chief Gathering LLC.

How Compensation is Determined

Compensation Committee Authority. The Committee has the authority to, among other things, review and approve goals relevant to compensation of the NEOs, evaluate the performance of the NEOs, set their compensation, review and discuss this Compensation Discussion and Analysis, review and make decisions regarding equity compensation, provide oversight for employee benefit plans, and review and recommend to the Board the policy and proposals applicable to director compensation. The Committee charter provides that the Committee may delegate some or all of its authority to subcommittees when it deems appropriate, whether or not such delegation is specifically contemplated under any plan or policy. The Committee has the authority to retain, amend the engagement of, and terminate any compensation consultant or other advisor.

Independent Compensation Consultant’s Role in the Compensation Setting Process. In 2012, the Committee engaged BDO USA, LLP (“BDO”), for the sixth consecutive year as its independent compensation consultant to assist it in a general review and evaluation of executive compensation packages and the overall assessment of the structure of our compensation program. BDO does not provide any additional services to us or to our affiliates other than the work it does for the Committee. The Committee has assessed the independence of BDO pursuant to SEC rules and concluded that its work did not raise any conflict of interest that would prevent BDO from independently representing the Committee.

The Committee relied upon two primary sources of competitive compensation data in assessing executive compensation: (i) a group of other publicly traded master limited partnerships having a business mix reasonably comparable to ours and (ii) broader survey data of companies within the general energy industry. BDO assisted the Committee by providing comparative market data on base salary, annual incentive compensation and long-term incentive compensation paid to executive officers with responsibilities similar in breadth and scope at Peer Group companies (as defined below). BDO also provided the Committee with a comparison of the mix of total compensation (including short- and long-term incentive practices) paid to executive officers in similar positions at our Peer Group companies and in the general energy industry.

BDO analyzed the base salaries, target annual incentive award levels and long-term compensation opportunities for the companies listed below, comprised of 14 publicly traded master limited partnerships (“Peer Group”). Our Peer Group is comprised of:

Alliance Resource Partners, L.P.	MarkWest Energy Partners, L.P.
Atlas Pipeline Partners, L.P.	Natural Resource Partners L.P.
Buckeye Partners, L.P.	NuStar Energy L.P.
Copano Energy, L.L.C.	Regency Energy Partners LP
Crosstex Energy, L.P.	Spectra Energy Partners, L.P.
DCP Midstream Partners, LP	Sunoco Logistics Partners L.P.
Eagle Rock Energy Partners, L.P.	Targa Resources Partners, L.P.

In addition, the Committee relied on the expertise of BDO to obtain a more complete picture of the overall compensation environment. BDO provided compensation data from the general energy industry on a position-by-position basis to assist the Committee in ascertaining competitive rates of compensation. This survey data consisted of general energy industry data for executive positions reported in Mercer’s 2011 U.S. Energy Compensation Survey and included companies that we believe compete with us for executive talent.

While the Committee considers the market information described above in making our compensation decisions, it does not, as a matter of policy, benchmark us against a specific percentile of peer or survey data. The Committee simply takes this information into account as a point of reference along with many other considerations when setting the compensation for our NEOs.

Our CEO’s Role in the Compensation Setting Process. Our CEO plays a significant role in the compensation setting process. The most significant aspects of his role are:

•	assisting in establishing financial and business performance goals and objectives;

•	evaluating executive officer and Partnership performance; and

•	recommending compensation levels and awards for executive officers (other than himself).

Since all of our NEOs other than our CEO report directly to, and work on a daily basis with, our CEO, the Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs, as appropriate. He makes recommendations to the Committee regarding non-CEO executive compensation, which may take into account our performance and job-related individual performance. The Committee considers this information when establishing the total compensation package of the non-CEO executives. The CEO’s performance and compensation is reviewed, evaluated and established separately by the Committee based on criteria similar to those used for non-CEO executive compensation.

Consideration of Say-on-Pay Vote Results. On June 6, 2012, at our 2012 Annual Meeting, we provided our unitholders with a “say-on-pay” advisory vote (“say-on-pay”) to approve our fiscal 2011 executive compensation. Our unitholders expressed substantial support for the 2011 compensation program for our NEOs, with voting unitholders casting more than 93% of their votes in favor of the say-on-pay advisory vote. Because the Committee had already made all of the significant fiscal 2012 compensation design decisions prior to the time of the vote, the Committee did not directly consider the results of the 2011 say-on-pay vote when making executive compensation decisions for fiscal 2012. However, the Committee believes that the compensation philosophy underlying the overall compensation design decisions made in 2012 were consistent with the philosophy that guided compensation decisions made in 2011.

The Compensation Setting Process. Our Committee holds regular quarterly meetings and additional meetings as necessary to carry out its duties. In carrying out its annual process for establishing executive compensation, the Committee:

•	reviews and approves executive officer base salaries;

•	establishes annual target bonus opportunities for executive officers under the Annual Incentive Plan (“AIP”) and approves applicable financial goals for the AIP;

•	approves AIP awards for the prior year; and

•	approves annual long-term incentive compensation awards under the LTIP and establishes the three year performance goals applicable to the performance-based awards.

In determining the overall compensation packages for each NEO, the Committee reviews the compensation data for each individual executive compared to the compensation of executives in similar positions with similar responsibility levels in both the Peer Group and the general energy industry. When evaluating compensation levels, the Committee refers to this compensation data to determine the median range of compensation for executive officers who have similar responsibilities to our NEOs within our Peer Group; however, this is only one of the considerations taken into account by the Committee. Although the Committee reviews the compensation data from other companies, it does not set overall compensation or compensation components to meet specific benchmarks. The Committee may also review numerous other factors when evaluating an NEO’s compensation, including the experience and value the NEO brings to the role, sustained high-level performance, demonstrated success in meeting key financial and other business or strategic objectives, and the amount of the NEO’s pay relative to the pay of other officers of the Partnership. When approving compensation for our NEOs, the Committee also considers information or recommendations provided by the CEO, except with respect to the CEO’s own compensation. While the Committee takes these recommendations into consideration, the actual amounts awarded to each NEO are ultimately determined by the Committee. Subject to the parameters of an NEO’s employment agreement, the Committee maintains full discretion with respect to all compensation decisions. The Committee may review executive compensation at such other times during the year as it deems appropriate, such as in connection with new appointments or promotions during the year.

Elements of Compensation

We provide our NEOs a base salary, an opportunity to earn an annual cash incentive award and long-term equity compensation awards.

Base Salary. Base salary is designed to compensate executives for their level of responsibility and sustained individual performance, including experience, scope of responsibility and future potential. The salaries for all of the NEOs are reviewed by the Committee on an annual basis, as well as at the time of promotions and other changes in responsibilities, and adjustments may be made to align base salaries with current industry practices. We pay each of our NEOs what the Committee believes is an industry-competitive salary so that we can attract and retain talented executives. The base salaries also reflect the capabilities, levels of experience, tenure, positions and responsibilities of our executives. Internal equity (fair and consistent application of compensation practices) is also a consideration in setting base salaries.

In February 2012, the Committee conducted its annual review of base salaries for all NEOs and approved the base salaries for 2012 as follows:

	Title	2012 Base Salary(1)
William H. Shea, Jr.	President and Chief Executive Officer	$445,500
Robert B. Wallace	Executive Vice President and Chief Financial Officer	$312,700
Keith D. Horton	Executive Vice-President and Chief Operating Officer-Coal	$318,000
Ronald K. Page	Former Executive Vice-President and Chief Operating Officer—Midstream, Midcontinent	$318,000
Bruce D. Davis, Jr.	Executive Vice-President and General Counsel	$312,700

(1)	Increase effective as of January 1, 2012. The base salary increases represented an increase of approximately 3.0 % over the base salaries in effect for 2011.

Annual Incentive Awards

Annual Incentive Plan. The PVR GP, LLC Annual Incentive Plan (the “AIP”) is designed to provide annual cash incentive opportunities to employees, including the NEOs, linked primarily to the achievement of pre-established annual financial performance goals. In particular, annual incentive opportunities are available to the NEOs in order to provide competitive incentives to these executives who have the ability to significantly impact performance and promote achievement of our short-term business objectives. The annual incentive reinforces the links between strategy, goal-setting and results. The Committee, in its sole discretion, determines the payments, if any, for each fiscal year. The Committee also may amend or change the AIP at any time.

2012 Annual Incentive Plan Guidelines. Under the 2012 AIP, the Committee established a target award payout for each NEO as a percentage of his 2012 base salary. The target award levels for all NEOs were based on their responsibility levels and positions and were intended to be comparable to short-term incentive opportunities provided to similarly situated executive officers employed by companies in our Peer Group. The 2012 AIP target incentive opportunities were as follows:

	Title	Annual Incentive Plan Guideline Incentive 2012
William H. Shea, Jr.	President and Chief Executive Officer	100%
Robert B. Wallace	Executive Vice President and Chief Financial Officer	75%
Keith D. Horton	Executive Vice-President and Chief Operating Officer-Coal	75%
Ronald K. Page	Former Executive Vice-President and Chief Operating Officer—Midstream, Midcontinent	75%
Bruce D. Davis, Jr.	Executive Vice-President and General Counsel	75%

Under the AIP, the Committee has the discretion to reduce the amounts payable to participants, to determine that no amount will be paid even if the performance criteria for payout are met, or to determine that some amount will be paid even if the performance criteria for payout are not met. The annual incentive awards are paid in cash.

Determination of 2012 Annual Incentive Plan Awards. Under the AIP, each NEO’s annual incentive payout amount is determined by multiplying the product of the executive’s base salary and individual incentive guideline by a factor ranging from zero to 200%, based upon the level of attainment of a pre-established financial performance objective (85%) and individual performance objective (15%). Following the end of each fiscal year, the Committee reviews performance data with management and our compensation consultant, and determines the extent to which these objectives have been achieved. The financial performance objectives applicable to each NEO for 2012 were based on pre-established distributable cash flow (“DCF”, as defined below) targets. Achievement of the individual performance objectives was based on a subjective assessment of a NEO’s performance by our CEO after consultation with other executive officers or, in the case of the performance of the CEO, an assessment by the Committee.

The payout on each of the financial and personal performance objectives ranges from 0% if the minimum level of performance is not achieved, 100% if the target level of performance is achieved and 200% if the maximum level of performance is achieved. In no event can the annual incentive payout exceed 200% of the individual’s guideline amount. Payout for performance between specified performance goals will be interpolated on a straight-line basis.

For the 2012 plan year, the Committee approved DCF targets as follows:

Distributable Cash Flow

Payout Factor
Below $152 million	0%
$179 million	100%
$195 million	200%

Distributable cash flow is widely regarded as a significant determinant of unit price in a master limited partnership, and the Committee believes that the use of distributable cash flow as the primary criterion for the 2012 annual incentive awards ensures that management’s interests are aligned with unitholders’ interests in regularly increasing distributions as financial performance justifies. Our DCF measure, which we define as net income as adjusted for depreciation and amortization expense, impairments, gains or losses on derivative contracts, equity earnings and cash distributions from joint ventures, maintenance capital and replacement capital expenditures, is a non-GAAP financial measure.

2012 Annual Incentive Plan Payout Amount. At its meeting in February 2013, the Committee determined that the minimum DCF financial performance target for 2012 had not been achieved, and that by its terms, there would not be a payout to our NEOs under the AIP. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, several unforeseen events contributed to our failure to achieve our DCF target, including a significantly weakened demand for coal, depressed natural gas prices and low commodity prices. Despite these unforeseen events and their resulting effect on DCF, the Committee determined that each of our NEOs had made valuable contributions to our business in 2012. These contributions included the successful integration of the Chief Gathering LLC assets, the transformation of the Partnership into a growth-oriented natural gas midstream company, the timely completion of several significant expansion projects including the Wyoming County trunkline and the Phase III extension of our Lycoming County trunkline, the successful negotiation and execution of significant commercial contracts with key natural gas midstream customers, the completion of a high-yield debt and equity offering substantially improving the Partnership’s liquidity position and the management of the coal business in a time of severe economic downturn.

In its exercise of the discretion provided in the AIP, the Committee determined that it would be appropriate to reward the NEOs’ contributions to the successes enumerated above, but at a level below each NEO’s targeted payout amount due to the failure to achieve the minimum DCF financial performance target. The Committee therefore approved payout amounts set forth below. The payout amounts set forth below include personal performance adjustments based upon the CEO’s recommendation and the Committee’s assessment of our NEO’s individual performance, including the performance of our CEO.

	Title	Payout Amount
William H. Shea, Jr.	President and Chief Executive Officer	$322,915
Robert B. Wallace	Executive Vice President and Chief Financial Officer	$170,100
Keith D. Horton	Executive Vice-President and Chief Operating Officer-Coal	$137,200
Ronald K. Page	Former Executive Vice-President and Chief Operating Officer-Midstream, Midcontinent	$101,400
Bruce D. Davis, Jr.	Executive Vice-President and General Counsel	$170,100

Discretionary Bonus Payments

In May 2012, the Committee, upon recommendation of the CEO, approved a special cash incentive award of $100,000 to each of Messrs. Davis and Wallace in recognition of their outstanding performance and key roles in completing the acquisition of Chief Gathering LLC, a significant and transformative transaction for the Partnership. Mr. Davis’s award was in recognition of his leadership role in the timely completion of due diligence for the transaction and the negotiation of the purchase agreement and certain of the financing agreements, as well as his efforts to close the acquisition in a timely manner. Mr. Wallace’s award was in recognition of his contributions to the successful structuring, negotiation and execution of the complex financing arrangements necessary to complete the acquisition. Additionally, in February 2013, the Committee approved a special cash incentive award of $400,000 to Mr. Shea in recognition of his vision to transform the Partnership’s predominately coal-royalties business to a predominately natural gas midstream business, his identification of the Chief Gathering LLC acquisition as the vehicle to make the vision a reality, his efforts to convince Chief E&D Holdings LP to negotiate with the Partnership outside of a formal auction process and his strong business relationships with several equity investors which proved instrumental in attracting their participation in the financing of the transaction.

Long-Term Incentive Plan Awards

The Long-Term Incentive Plan. Long-term incentive awards for our NEOs are granted under the LTIP in order to promote achievement of our long-term strategic business objectives and to enhance executive retention. Our LTIP permits the grant of awards covering an aggregate of 3,000,000 units to employees and directors of our General Partner and employees of its affiliates who perform services for us. Awards under our LTIP can be in the form of phantom units, deferred Common Units, restricted units, unit options and Common Units. Our LTIP is administered by our Compensation and Benefits Committee.

In 2012, the only awards granted to our NEOs under the LTIP were phantom units. Each phantom unit awarded entitles the recipient to receive a number of our units equal to the number of phantom units vested on the vesting date, unless the participant requests that he or she instead receive a cash amount equivalent to the value of those units on the vesting date, which request must be approved by the Committee. Common Units delivered upon the vesting of phantom units may be Common Units acquired by our General Partner in the open market, Common Units already owned by our General Partner, Common Units acquired by our General Partner directly from us or any other person, or any combination of the foregoing. Our General Partner will be entitled to reimbursement by us for the cost incurred in acquiring Common Units to deliver upon vesting of phantom units. Phantom unit awards may be accompanied by distribution equivalent rights, or DERs, which provide the participant with a right to receive a cash payment per phantom unit equal to distributions per Common Unit paid by us. When time-based phantom units are accompanied by DERs, such DERs are paid at the time we pay distributions on our Common Units. DERs on performance-based phantom units are accrued and will not be paid until such performance-based phantom units have vested. A discussion of the LTIP awards granted to our NEOs in 2012 is included immediately below and in “Compensation of Directors and Executive Officers—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards.”

2012 Phantom Unit Grants Under the LTIP. In conjunction with the review and approval of other elements of the NEOs’ compensation, the 2012 LTIP awards were reviewed and approved at the Committee’s February 2012 meeting, and the grant date for the awards was the date of the meeting. Our long-term award program has both performance-based and time-based phantom units award components. Each of the time-based phantom units awarded also includes a tandem DER which entitles the recipient to payments of distributions on each phantom unit equal to the distributions made to the holder of a common unit at the time such amounts are paid to our unitholders generally. Performance-based phantom units are designed to pay out only if certain objective Partnership-specific performance measures have been met over the applicable three year performance period and are awarded in tandem with forfeitable DERs that are paid at the end of the vesting period. As a result, the payout under an LTIP award of performance-based phantom units is influenced not only by performance in the year in which the award is paid, but also by performance for the two prior years. In addition, the value received for the performance-based phantom units will be affected by any changes in the trading price of our Common Units during the period of time between the grant date and the payment date. The Committee believes that by creating a strong and direct link between executive compensation and total unitholder return over a multiple year performance cycle, performance-based long-term equity incentive awards align the long-term interests of our executives with those of our unitholders. Additionally, the time-based awards promote retention of our NEOs and focus our executives on the goal of value creation through execution of our long-term business strategy.

When determining the appropriate level of long-term compensation awards for 2012, the Committee considered each NEOs level of responsibility and contribution to the Partnership’s long-term growth, BDO’s review of market data and internal pay equity considerations. The Committee approves the specific amounts granted to each employee. When approving grants to the NEOs, the Committee considers information and recommendations provided by the CEO, except with respect to the CEO’s own grants. At grant, the Committee awards a number of phantom units equal in value to a certain dollar amount. The actual number of phantom units awarded is based on the NYSE closing prices of our Common Units on the dates of grant.

The total target value of performance-based and time-based phantom unit grants as a percentage of each NEO’s 2012 base salary was approved by the Committee is as follows:

	Title	Target Value of Time-Based Awards as % of Salary	Target Value of Performance-Based Awards as % of Salary	Total Target Value as % of Salary
William H. Shea, Jr.	President and Chief Executive Officer	80%	120%	200%
Robert B. Wallace	Executive Vice President and Chief Financial Officer	50%	75%	125%
Keith D. Horton	Executive Vice President and Chief Operating Officer—Coal	50%	75%	125%
Ronald K. Page	Former Executive Vice President and Chief Operating Officer-Midstream, Midcontinent	50%	75%	125%
Bruce D. Davis, Jr.	Executive Vice President and General Counsel	50%	75%	125%

Determination of Performance-Based LTIP Award Payout. For the 2012 performance-based awards, payout will depend upon our achievement of certain performance goals based on two equally weighted performance measures: (i) total unitholder return (including cash distributions plus appreciation in unit price) relative to our Peer Group measured over a three year performance cycle and (ii) annualized growth in distributable cash flow (“DCF”) per unit. The performance period for these awards ends December 31, 2014. Actual payout may range from zero percent to 200% of the target amount of units granted to each recipient, based on the combined results of our percentile ranking against our Peer Group and our achievement of growth in DCF per unit. The respective payout factor is zero for a ranking either (i) equal to or below the 25th percentile as compared to the Peer Group or (ii) equal to or below the threshold annualized growth amount in DCF per unit. Maximum potential payout is achieved by ranking in the 90th percentile among the Peer Group for total unitholder return and achieving the annualized DCF growth at or above 13.5%. Payout factors applicable to performance between points enumerated below will be interpolated along a straight line between each point.

The following objective performance goals, assigned weights and payout factors were approved by the Committee for purposes of calculating the eventual payout for performance-based phantom unit awards made for the 2012 plan year under the LTIP (the payout factors applicable to performance between points will be interpolated along a straight line):

Total Unitholder Return (weighted 50%)

Ranking Against Peer Group	Payout Factor
At or below 25th Percentile	0%
At or above 50th Percentile	50%
At or above 90th Percentile	100%

Annualized Growth in Distributable Cash Flow Per Unit (weighted 50%)

Annualized Growth in DCF/Unit above $2.02	Payout Factor
At or below 3.5% annualized growth	0%
At or above 8.5% annualized growth	50%
At or above 13.5% annualized growth	100%

In selecting total unitholder return as one of the performance measures used to calculate the payout of performance-based phantom units, consideration was given to utilizing the measure deemed most important to our unitholders, while recognizing the difficulty of accurately predicting market conditions over time. The Committee believes that performance relative to the peer companies is an important criterion for payout since market conditions are outside the control of management, and management should realize greater than median levels of compensation when we outperform our Peer Group. Conversely, regardless of market conditions, management should realize less than median compensation levels when we underperform as compared to our Peer Group. Total unitholder return is a measure of investment performance expressed as total return to unitholders based upon the cumulative return over a three year period reflecting price appreciation and cash distributions paid during the performance period and is a non-GAAP measure.

Additionally, the performance measure of annualized growth in DCF per unit was chosen as an appropriate measure to directly link the potential increase in our NEOs’ equity compensation to the benefits realized by our unitholders. As a master limited partnership, many investors judge our performance on our ability to pay distributions to our unitholders. DCF serves as an indicator of our success in providing a cash return on investment. DCF is also widely regarded as a significant factor in determining unit price because the value of a partnership unit is measured in part by its yield (which in turn is based on the amount of cash distributions a partnership pays to its unitholder). As such, the Committee believes that the measure appropriately focuses NEOs on improving DCF. Annualized growth in DCF per unit is also a non-GAAP financial measure. We define DCF as net income as adjusted for depreciation and amortization expense, impairments, gains and losses on derivative contracts, equity earnings and cash distributions from joint ventures, maintenance capital and replacement capital expenditures. Growth in DCF per unit is measured over a three year performance period using a point-to-point approach at the beginning and end of the performance cycle.

Employment Agreements, Severance Benefits and Change of Control Provisions

On October 6, 2011, Messrs. Shea, Wallace, Page, Horton and Davis entered into employment agreements (each an “Employment Agreement”) with the General Partner. Mr. Shea’s and Mr. Wallace’s Employment Agreements replaced their previous employment agreements with the General Partner, each dated March 23, 2010. Mr. Horton’s and Mr. Page’s Employment Agreements replaced their previous Amended and Restated Executive Change in Control Severance Agreements with the General Partner, each dated October 17, 2008.

Term and Compensation. Each of Mr. Shea’s and Mr. Wallace’s Employment Agreement has a two-year term, and each Employment Agreement for the other executive officers has a one-year term. The term of the Employment Agreement for each of Messrs. Shea, Wallace, Page, Horton and Davis commenced on October 6, 2011. Under the Employment Agreements, each of the NEOs receives his annual salary and is eligible to participate in the annual cash incentive and long-term equity incentive programs based on the criteria established by the Board of Directors. Following the initial date of the employment term, each Employment Agreement is automatically extended for consecutive one-day periods until terminated by notice from the General Partner. If such notice is given, Mr. Shea’s and Mr. Wallace’s Employment Agreement will terminate two years after the date of such notice, and for the other executive officers, one year after the date of such notice.

Severance Obligations. Our Committee believes that our NEOs together with our other senior management and key employees, are a primary reason for our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances beyond their control. Each of the

Employment Agreements provides that certain payments and benefits will be paid upon the expiration or termination of the agreement under various circumstances, including termination without cause, resignation for good reason and termination of employment within a fixed period of time following a change in control. We believe these provisions are important in order to attract and retain the caliber of executive officers that our business requires and provide incentive for our executive officers to fully consider potential changes that are in our and our unitholders' best interest, even if such changes would result in the executive officers’ termination of employment. We believe that these arrangements are appropriate because they provide assurance to the NEO, but do not offer a windfall to the NEO when there has been no real change in employment status.

For additional information, see “Compensation of Directors and Executive Officers—Potential Payments Upon Termination or Change in Control.”

Excise Taxes. If the General Partner’s independent registered public accountants determine that any change in control severance payments to be made or benefits to be provided to an executive under an Employment Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will either be reduced to the extent necessary to prevent him from being subject to such excise tax, or not be reduced, and the executive officer will be responsible for the payment of such excise tax, whichever results in the greater net amount of net after tax payment to the executive.

Restrictive Covenants and Releases. Each Employment Agreement prohibits the executive officer from (a) disclosing, either during or after his term of employment, confidential information regarding our General Partner or its affiliates and (b) until two years after his employment has ended, soliciting or diverting business from, or attempting to convert any customer or account of, our General Partner or its affiliates. Each Employment Agreement also requires that, upon payment of the severance benefits to the executive, the executive and our General Partner release each other from all claims relating to the executive’s employment or the termination of such employment.

Other Benefits

Benefits Plans. Our NEOs are generally eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, short and long-term disability, and supplemental insurance, and our 401(k) Plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our NEOs.

Perquisites and Other Elements of Compensation. Our NEOs did not receive any personal benefits, or “perquisites,” in 2012.

Risk Assessment Related to our Compensation Structure

We believe our compensation plans and programs for our NEOs, as well as for our other employees, are appropriately structured and are not reasonably likely to result in material risk to the Partnership. We believe our compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated our compensation among base salary and short and long-term compensation in a way that does not encourage excessive risk-taking. We generally do not adjust base annual salaries for the Named Executive Officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of an operating segment. Our mix of cash-based short term incentives and equity-based long-term incentives is designed to balance the emphasis on short-term and long-term performance. Performance metrics applicable to short-term and long-term incentives include a mix of financial goals, measured by individual company performance and as well as by the company’s performance relative to a performance peer group. This approach creates a balance of relative and absolute performance objectives for our executives. One of the reasons that we use phantom units rather than unit options for equity awards is because phantom units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, all of our long-term incentive awards vest over time, typically three years, ensuring that our employees’ interests align with those of our unitholders for the long-term performance of the Partnership.

Executive Unit Ownership Guidelines

We require our CEO and other executive officers to own Partnership Common Units at an aggregate amount equal to five times base salary, in the case of our CEO, and three times base salary, in the case of the other NEOs. We believe that a significant ownership stake by executive officers is an important means of tying the financial risks and rewards for our executives to our total unitholder return and better aligning the interests of these executives with those of our unitholders. Included in the determination of unit ownership for purposes of these guidelines are all Common Units, Common Units beneficially owned and time-based phantom units. Our NEOs are required to achieve the applicable equity ownership requirements within five years of becoming subject to the guidelines. As of April 8, 2013, Messrs. Shea, Horton and Davis have met their ownership guidelines.

Recoupment Policy

In February 2012, our Committee adopted the Executive Incentive Compensation Recoupment Policy, applicable to the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Policy provides that the Board may require reimbursement and/or forfeiture of: (i) all incentive-based cash and equity compensation awards paid to an officer on or after January 1, 2012 and (ii) any profits realized from the sale of Partnership securities, in the event that the Partnership issues a material restatement of its financial statements where the Officer’s willful misconduct caused or contributed to the need for the restatement. This Policy applies to all incentive-based cash and equity compensation paid to an officer and/or any profits realized from the sale of Partnership securities during the twelve-month period following the first public filing of the document requiring such restatement. The Board retains discretion regarding application of the Policy. The Policy is incremental to other remedies that are available to the Partnership. In addition to our policy, if the Partnership is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002, or SOX, the CEO and the CFO would also be subject to a “clawback,” as required by SOX.

Tax Implications of Executive Compensation

Because we are a limited partnership, Section 162(m) of the Internal Revenue Code does not apply to compensation paid to our executive officers and, accordingly, our Committee did not consider its impact in determining compensation levels in 2012.

Policy Regarding Special Trading Procedures

Our Policy Regarding Special Trading Procedures states that the directors, executive officers and employees of our General Partner or its affiliates are prohibited from entering into any derivative transactions including short sales, or exercising any puts, calls or similar derivative security instruments pertaining to our Common Units.

Compensation Committee Interlocks and Insider Participation

During all or part of 2012, Messrs. Gardner, Hall, Ward and Weller served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries. In 2012, none of the executive officers of our General Partner served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee of our General Partner. Mr. Ward is affiliated with Riverstone Holdings LLC (“Riverstone”). For additional disclosure on our relationship with Riverstone, see “Certain Relationships and Related Party Transactions” on page 23. Aside from Mr. Ward, none of the members of the Compensation and Benefits Committee had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Partnership’s Proxy Statement and incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation and Benefits Committee

James L. Gardner (Chairman)

Robert J. Hall

Andrew W. Ward

Jonathan B. Weller

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we have specifically incorporated it by reference into such filing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the compensation information for each of our NEOs for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2012, 2011 and 2010 (or such shorter period of time during which such individual served as an NEO).

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

William H. Shea, Jr. President and Chief Executive Officer	2012	445,500	722,915	858,488	—	17,056	2,043,959
	2011	432,400	—	1,324,427	465,500	18,100	2,240,427
	2010	323,077	400,000	699,987	—	24,385	1,447,449

Robert B. Wallace Executive Vice President and Chief Financial Officer	2012	312,700	270,100	376,696	—	16,443	975,939
	2011	303,650	—	549,060	245,200	18,100	1,116,010
	2010	210,480	144,375	274,995	—	16,569	646,419

Keith D. Horton Executive Vice President and Chief Operating Officer—Coal	2012	318,000	137,200	383,063	—	16,468	854,731
	2011	308,800	—	718,743	249,400	18,100	1,295,043
	2010	280,000	200,000	419,994	—	35,692	935,686

Ronald K. Page(6) Former Executive Vice President and Chief Operating Officer—Midstream, Midcontinent	2012	318,000	101,400	383,063	—	346,644	1,149,107
	2011	308,800	—	718,743	249,400	19,818	1,296,761
	2010	260,000	200,000	440,001	—	34,800	934,801

Bruce D. Davis, Jr. Executive Vice President, General Counsel and Secretary	2012	312,700	270,100	376,696	—	16,443	975,939
	2011	303,650	—	549,060	245,200	18,100	1,116,010
	2010	137,500	96,250	512,250	—	15,277	761,277

(1)	Messrs. Shea, Wallace and Davis began their employment with our General Partner during 2010, and the amounts disclosed for that year represent the respective pro-rated portions of their annual salaries earned in 2010.
(2)	For 2012, represents (i) discretionary bonus amounts paid to each of Messrs. Wallace and Davis in May 2012 in the amount of $100,000 each and paid to Mr. Shea in February 2013 in the amount of $400,000 with respect to each NEO’s involvement in the Chief Gathering LLC acquisition and (ii) amounts paid under our General Partner’s Annual Incentive Plan for performance during 2012 in the following amounts: $322,915, $170,100, $137,200, $101,400 and $170,100, to Messrs. Shea, Wallace, Horton, Page and Davis respectively, paid on February 22, 2013. For 2010, represents discretionary bonus amounts paid in March 2011 to each NEO with respect to 2010 performance.
(3)	The amounts shown in this column represent the aggregate grant date fair value of long-term equity awards for each of the associated years as granted by our Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and reflect our accounting expense for these awards rather than the actual value that may be realized by the NEO. See Note 16 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The long-term equity awards granted in 2012 and 2011 include time-based and performance-based phantom units. The long-term equity awards granted in 2010 are solely time-based phantom units. The time-based phantom units granted to each NEO in 2011 were made in connection with their performance in 2010. The phantom unit awards granted to Messrs. Shea, Wallace and Davis in 2010 were made in connection with each such executive’s commencement of employment. The phantom unit awards granted to Messrs. Horton and Page in 2010 were made in connection with their performance in 2009. The vesting of the performance-based phantom units is subject to attainment of certain specific performance levels based upon equally weighted annual objectives for annualized growth in distributable cash flow per unit and total unitholder return (ranked against a peer group of companies) over an approximately three year performance period. The portion of each award earned at the conclusion of each performance period ranges from 0%-200% of the value of the award. If there is maximum payout (200%) under the 2012 performance-based awards, the values of each of Messrs. Shea, Wallace, Horton, Page and Davis’ performance-based phantom unit awards would be $1,068,915, $469,029, $476,978, $476,978 and $469,029 respectively based upon the closing price of our units ($24.84) on the date of grant. If there is maximum payout (200%) under the 2011 performance-based awards, the values of each of Messrs. Shea, Wallace, Horton, Page and Davis’ performance-based phantom unit awards would be $1,037,722, $455,432, $463,191, $463,191 and $455,432 respectively based upon the closing price of our units ($25.69) on the date of grant.

(4)

The amounts shown in this column reflect annual incentive amounts earned under our General Partner’s Annual Incentive Plan for performance during 2011 and payable within two and one-half (2 1/2) months following the end of the respective year. The 2011 annual incentive amounts were paid out to each NEO on February 24, 2012.

(5)	Reflects amounts paid by us in 2012 for (i) matching contributions to our NEOs’ 401(k) Plan accounts ($17,056, $16,443, $16,468, $2,850, and $16,443 to the 401(k) Plan account for Messrs. Shea, Wallace, Horton, Page and Davis, respectively) and (ii) for Mr. Page, cash severance benefits payable following his departure on December 31, 2012, consisting of: (A) 52 weeks’ worth of base salary, payable in monthly installments ($318,000); (B) vacation benefits accrued through this employment termination date ($8,562); and (C) 12 months’ worth of medical and dental insurance premiums ($17,232).
(6)	Effective December 31, 2012, Mr. Page ended his employment with our General Partner.

2012 Grants of Plan-Based Awards

The following table provides further information on the grant of plan-based awards made to our NEOs in 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant date fair value of stock and option awards(4) ($)
		Threshold ($)	Target(1) ($)	Maximum(1) ($)	Threshold (#)	Target(2) (#)	Maximum (#)
William H. Shea, Jr.	02-17-2012	—	445,500	891,000	—	—	—	—	—
	02-17-2012	—	—	—	—	21,516	43,032	—	502,183
	02-17-2012	—	—	—	—	—	—	14,344	356,305

Robert B. Wallace	02-17-2012	—	234,525	469,050	—	—	—	—	—
	02-17-2012	—	—	—	—	9,441	18,882	—	220,353
	02-17-2012	—	—	—	—	—	—	6,294	156,343

Keith D. Horton	02-17-2012	—	238,500	477,000	—	—	—	—	—
	02-17-2012	—	—	—	—	9,601	19,202	—	224,087
	02-17-2012	—	—	—	—	—	—	6,400	158,976

Ronald K. Page	02-17-2012	—	238,500	477,000	—	—	—	—	—
	02-17-2012	—	—	—	—	9,601	19,202	—	224,087
	02-17-2012	—	—	—	—	—	—	6,400	158,976

Bruce D. Davis, Jr.	02-17-2012	—	234,525	469,050	—	—	—	—	—
	02-17-2012	—	—	—	—	9,441	18,882	—	220,353
	02-17-2012	—	—	—	—	—	—	6,294	156,343

(1)	This reflects target and maximum annual incentive award amounts granted under our General Partner’s Annual Incentive Plan for each NEO equal to the target percentages set forth in the section entitled “Elements of Compensation-Annual Incentive Awards-2012 Annual Incentive Plan Guideline” on page 29. The maximum reflects that the NEO may receive up to 200% of the target annual award amount. The annual incentive is paid out in cash and the amounts earned for performance during 2012 were paid out on February 22, 2013.
(2)	Amounts shown in this column reflect the grants of certain performance-based phantom units to our NEOs during the 2012 fiscal year under the LTIP. These performance-based phantom units were granted with tandem forfeitable distribution equivalent rights payable upon vesting of the performance-based phantom units. Actual payout of these awards will depend upon the Partnership achieving certain specified performance levels, based upon equally weighted annual objectives for total unitholder return (ranked against its peer group of companies) and annualized growth in distributable cash flow per unit. The portion of each award that may be earned during the performance period (which runs from January 1, 2012 to December 31, 2014) ranges from a threshold value of zero, to a target value equal to 100% of the award, and a maximum value of 200% of the award.
(3)	Amounts shown in this column reflect the grants of certain time-based phantom units to our NEOs during the 2012 fiscal year under the LTIP. These time-based phantom units were granted with non-forfeitable tandem distribution equivalent rights. Vesting and payout of these awards occur in three equal installments, on February 9, 2013, February 9, 2014 and February 9, 2015.
(4)	The grant date fair value of unit awards was calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2012 salaries, bonuses and equity-linked awards reported in the Summary Compensation Table is included above in “Compensation Discussion and Analysis.” The cash components of our executive compensation program consist of a base salary and the opportunity to earn an annual cash incentive award. The equity components of our executive compensation program consist of the opportunity to earn awards of time-based and performance-based phantom units. A further discussion of the equity awards granted in 2012 and reported in the Grants of Plan-Based Awards Table is also set forth below.

Equity Awards

In 2012, we granted time-based and performance-based phantom units to our NEOs under the LTIP. Phantom units are rights to receive one Common Unit per phantom unit upon the satisfaction of the applicable vesting condition. Time-based phantom units vest over time with continued service and performance-based phantom units vest if certain performance measures have been achieved over the applicable performance period. The time-based phantom units granted in 2012 vest over a three year period, with one-third of each award vesting on February 9th of each of the first three years following the grant date. The performance-based phantom units granted in 2012 vest on December 31, 2014 provided that certain performance measures have been met over the applicable performance period. All phantom units granted in 2012 were accompanied by distribution equivalent rights (or “DERs”). DERs were awarded in tandem with time-based phantom Units, and provided a participant with a right to receive a cash payment per phantom unit equal to distributions per Common Unit paid by us. With respect to DERs awarded in connection with time-based phantom unit grants, the distributions are paid at the same times and in the same amounts as distributions paid to the other holders of our Common Units. DERs awarded with respect to performance-based phantom units are subject to the same vesting and forfeiture provisions as the underlying phantom unit award, and the distributions are held, without interest, until the underlying award vests or are forfeited. DERs are taken into consideration when determining the values of the 2012 phantom units reported in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

All phantom units granted to our NEOs vest over the applicable vesting periods unless: (i) the grantee’s employment terminates for any reason other than death or disability, in which case phantom units vest or are forfeited in accordance with each NEO’s Employment Agreement, (ii) the grantee’s employment terminates due to death or disability, or there is a change in control in which event all phantom units vest, or (iii) the grantee becomes retirement eligible, which is defined as reaching age 62, in which event all phantom units vest. All phantom units granted to our NEOs provide that payments on such phantom units will be made in Common Units (or, at the request of the phantom unitholder and upon the approval of our Committee, in an amount of cash equal to the fair market value of our Common Units) at the time of vesting, subject to any applicable provisions of Section 409A of the Internal Revenue Code, unless vesting is accelerated solely on account of becoming retirement eligible, in which event payments will be made when such phantom units would have originally vested, even if that date is after actual retirement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding unvested and outstanding equity awards held by each of our NEOs at December 31, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
William H. Shea, Jr.	41,258	(1)	1,071,883	(1)	41,713	1,083,704
Robert B. Wallace	16,574	(2)	430,593	(2)	18,305	475,564
Keith D. Horton	16,899	(3)	439,036	(3)	18,616	483,644
Ronald K. Page	0	(4)	0		0	0
Bruce D. Davis, Jr.	21,189	(5)	550,490	(5)	18,305	475,564

(1)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Shea’s continued employment with the Company through the end of the restriction periods. Of these phantom units, 13,132 vested on February 9, 2013; 10,212 vested on March 8, 2013; 13,132 will vest on February 9, 2014; and 4,782 will vest on February 9, 2015. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our Common Units on December 31, 2012—$25.98.
(2)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Wallace’s continued employment with us through the end of the restriction periods. Of these phantom units, 5,379 vested on February 9, 2013; 3,718 vested on March 23, 2013; 5,379 will vest on February 9, 2014 and 2,098 will vest on February 9, 2015. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our Common Units on December 31, 2012—$25.98
(3)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Horton’s continued employment with us through the end of the restriction periods. Of these phantom units, 7,382 vested on February 9, 2013; 7,383 will vest on February 9, 2014; and 2,134 will vest on February 9, 2015. The treatment of these awards upon a change of control or termination of employment is described above under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Equity Awards” and below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our Common Units on December 31, 2012—$25.98.
(4)	Pursuant to the terms of the LTIP, Mr. Page’s 16,899 outstanding and unvested time-based phantom units vested immediately on the date he attained age 62 and was considered a retirement-eligible employee. Mr. Page’s employment with the General Partner ended on December 31, 2012. As a retirement-eligible individual, Mr. Page’s time-based phantom units will be paid out in one-third increments as though Mr. Page had continued in the employment of our General Partner through the end of the applicable restriction periods. Of the 16,899 time-based phantom units, 7,382 were issued on February 9, 2013; 7,383 will be issued on February 9, 2014; and 2,134 will be issued on February 9, 2015. Mr. Page’s 16,899 time-based phantom units had a market value of $415,377 as of August 9, 2012 (the day Mr. Page became retirement-eligible) which is based on the NYSE closing price of our Common Units on August 9, 2012—$24.58.
(5)	The amounts shown reflect awards of time-based phantom units granted under the terms of the LTIP. Each of these awards vests and becomes payable in one-third increments contingent only upon Mr. Davis’ continued employment with us through the end of the restriction periods. Of these phantom units, 5,379 vested on February 9, 2013; 8,333 will vest on June 29, 2013; 5,379 will vest on February 9, 2014 and 2,098 will vest on February 9, 2015. The treatment of these awards upon a change of control or termination of employment is described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the non-vested time-based phantom units is based on the NYSE closing price of our Common Units on December 31, 2012—$25.98.
(6)

These performance-based phantom unit grants were awarded on May 12, 2011 and February 17, 2012 and were granted with forfeitable distribution equivalent rights payable upon vesting of the performance-based phantom units. Actual payout of these awards will depend upon our achievement of certain specified performance levels, based upon equally weighted annual objectives for total unitholder return (ranked against our Peer Group) and annualized growth in distributable cash flow per unit. The portion of each award that may be earned during the performance period (for the February 17, 2012 awards the period runs from January 1, 2012 to December 31, 2014;

for the May 12, 2011 awards the period runs from January 1, 2011 to December 31, 2013) ranges from a threshold value of zero, to a target value equal to 100 percent of the award, and a maximum value of 200 percent of the award. Payment of amounts earned will occur following the end of the performance period, assuming continued employment with the General Partner at such time. Pursuant to the terms of the LTIP, Mr. Page’s 18,616 outstanding and unvested performance-based phantom units vested immediately on the date he attained age 62 and was considered a retirement-eligible employee. Mr. Page’s employment with the General Partner ended on December 31, 2012. As a retirement-eligible individual, Mr. Page’s performance-based phantom units will be paid out as though Mr. Page had continued in the employment of our General Partner through the end of the applicable performance periods.
(7)	The market value of the non-vested performance-based phantom units is based on the NYSE closing price of our Common Units on December 31, 2012—$25.98, and assumes a target payout of 100 percent. The market value of Mr. Page’s 18,616 vested and non-issued performance-based phantom units is $ 457,581 which is based on the NYSE closing price of our Common Units on August 9, 2012—$24.58, and assumes a target payout of 100 percent.

Option Exercises and Units Vested in 2012

The following table summarizes the number of Common Units acquired, and the values realized, by our NEOs upon the vesting of phantom units during 2012.

2012 Units Vested

	Unit Awards
Name	Number of Units Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
William H. Shea, Jr.	18,562	(2)	462,701
Robert B. Wallace	6,999	(3)	176,593
Keith D. Horton	5,249	(4)	135,897
Ronald K. Page	5,249 35,515	(5) (6)	135,897 872,959
Bruce D. Davis, Jr.	11,613	(7)	289,078

(1)	The values realized on vesting of the phantom units are based on market price (i.e., the closing price reported by the NYSE) at the date of vesting.
(2)	Represents Common Units acquired by Mr. Shea upon the vesting of 8,351 time-based phantom units on February 9, 2012 at a per unit market price of $25.89 and the vesting of 10,211 time-based phantom units on March 8, 2012 at a per unit market price of $24.14. Of these Common Units, 5,985 units were withheld by the Partnership to satisfy tax withholding requirements. The value realized is calculated based on the aggregate number of units acquired, and does not take into account the units withheld to satisfy tax obligations.
(3)	Represents Common Units acquired by Mr. Wallace upon the vesting of 3,280 time-based phantom units on February 9, 2012 at a per unit market price of $25.89 and the vesting of 3,719 time-based phantom units on March 23, 2012 at a per unit market price of $24.65. Of these Common Units, 1,972 units were withheld by the Partnership to satisfy tax withholding requirements. The value realized is calculated based on the aggregate number of units acquired, and does not take into account the units withheld to satisfy tax obligations.
(4)	Represents Common Units acquired by Mr. Horton upon the vesting of 5,249 time-based phantom units on February 9, 2012 at a per unit market price of $25.89. Of these Common Units, 1,509 units were withheld by the Partnership to satisfy tax withholding requirements. The value realized is calculated based on the aggregate number of units acquired, and does not take into account the units withheld to satisfy tax obligations.
(5)	Represents Common Units acquired by Mr. Page upon the vesting of 5,249 time-based phantom units on February 9, 2012 at a per unit market price of $25.89. Of these Common Units, 1,509 units were withheld by the Partnership to satisfy tax withholding requirements. The value realized is calculated based on the aggregate number of units acquired, and does not take into account the units withheld to satisfy tax obligations.
(6)	Mr. Page became a retirement-eligible employee under the LTIP on August 9, 2012, at which time his outstanding and unvested time-based and performance-based phantom units immediately vested. Payments with respect to such phantom units were not made in 2012, but will be made instead, on the dates such phantom units would originally have vested. The value realized on vesting of these units was $872,959 based on the NYSE closing price of our Common Units on August 9, 2012—$24.58.
(7)	Represents Common Units acquired by Mr. Davis upon the vesting of 3,280 time-based phantom units on February 9, 2012 at a per unit market price of $25.89 and the vesting of 8,333 time-based phantom units on June 29, 2012 at a per unit market price of $24.50. Of these Common Units, 3,556 units were withheld by the Partnership to satisfy tax withholding requirements. The value realized is calculated based on the aggregate number of units acquired, and does not take into account the units withheld to satisfy tax obligations.

Potential Payments Upon Termination or Change in Control

As noted above within our “Compensation Discussion and Analysis,” our Committee believes that our Named Executive Officers are critical to our success and that it is important for us to protect them in the event that they lose their jobs under certain circumstances. We also believe that, by providing change of control protection, our executive officers will be able to evaluate every Partnership opportunity, even if that opportunity may result in the termination of their employment, without the distraction of personal considerations. For these reasons, our General Partner has entered into employment agreements containing certain severance benefits with Messrs. Shea, Wallace, Horton, Page and Davis. The change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner after a change in control.

Under our NEOs’ Employment Agreements, if the General Partner terminates the executive’s employment without cause, each Employment Agreement provides that the executive will receive an amount equal to: (i) one times (or two times for Messrs. Shea and Wallace) his annual base salary in effect immediately prior to termination or as set forth in the Employment Agreement, whichever is greater, payable in monthly installments plus (ii) one times (or two times for Messrs. Shea and Wallace) his bonus, calculated using the greater of the executive’s then current target annual bonus percentage or the target annual bonus percentage set forth in his Employment Agreement, multiplied by the greater of his then current base salary and the base salary in his Employment Agreement, payable in a lump sum on or before the date that is 60 days following the executive’s termination. All unvested time-based phantom units held by the executive would immediately vest and would be payable in accordance with terms of his underlying phantom unit grant agreement. All unvested performance-based phantom units granted prior to the plan year in which such executive officer’s employment was terminated will vest in accordance with the performance criteria established for the relevant plan year. All unvested performance-based phantom units granted to the executive officer for the plan year in which the executive officer’s employment was terminated will be forfeited. In lieu of providing certain health and dental benefits, the General Partner will pay the executive a lump sum amount in cash equal to one times (or two times for Messrs. Shea and Wallace) the product of the total medical and dental monthly insurance premiums paid or payable by us with respect to the executive and his family members for the month of his termination multiplied by 12. The executive will also be entitled to receive outplacement services for a period beginning on the date of his termination and continuing until the earlier of the two year anniversary of such date or the date that he begins full-time employment with a new employer.

The term “cause” is generally defined within the Employment Agreements, as the executive’s willful and continued failure to perform his duties (other than failures resulting from a disability), a felony conviction, gross misconduct, or a significant act of dishonesty regarding the General Partner or one its affiliates.

Further, each Employment Agreement provides change in control severance benefits to the executive officer upon the occurrence of two events (the “Triggering Events”). Specifically, if a change in control (as defined in the Employment Agreement) occurs and, within two years after the date of such change of control (or in some limited circumstances, immediately prior to a change of control) either (i) the executive officer’s employment is terminated other than for cause (as defined in the Employment Agreement) or due to death or disability or (ii) the executive officer terminates his employment for good reason (as defined in the Employment Agreement), then each executive officer will receive the change of control severance payments and other benefits described below. If one of the Triggering Events occurs, then the executive officer will receive a lump sum payment, in cash, of an amount equal to: three times the sum of his annual base salary plus his bonus. For purposes of this payment, the bonus will be calculated using the greater of the executive’s then current target annual bonus percentage or the target annual bonus percentage set forth in his Employment Agreement, multiplied by the greater of his then current base salary and the base salary in his Employment Agreement. The annual base salary will be calculated using the greatest of (x) the base salary in his Employment Agreement, (y) his base salary immediately prior to the change of control, and (z) his base salary in effect at any time following the change of control. In lieu of providing certain health and dental benefits, the General Partner will pay the executive a lump sum amount in cash equal to three times the product of (i) the total medical and dental insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the executive’s termination of employment and (ii) 12. The executive will also be entitled to receive outplacement services for a period beginning on the date of his termination and continuing until the earlier of the two year anniversary of such date or the date that executive begins full-time employment with a new employer. Finally, all phantom units (time-based and performance-based) held by the executive officer would accelerate and immediately vest. Performance-based phantom units will be paid out at target level.

Under the Employment Agreements, a “change in control event” is generally defined as the occurrence of any one or more of the following events: (1) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership; (2) any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) equity securities of the Company representing more than 50% of the combined voting power of the Company or (B) equity securities of the Partnership representing more than 50% of the combined voting power of the Partnership; or (3) the equity security holders of the Partnership approve the consummation of a merger or consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of the Partnership immediately outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Partnership outstanding immediately after such merger or consolidation.

The term “good reason” is generally defined within the Employment Agreements, as a termination by the executive of his employment after a change in control due to a material reduction in authority, duties, title, status or responsibility, a material breach of the agreement by the General Partner, the General Partner’s failure to obtain an agreement from its successor to assume his agreement, or the General Partner’s relocation by more than 100 miles of the office that the executive was working at the time of the change in control or the General Partner’s requirement that the executive be based in a new office more than 50 miles away from the original office location.

The tables below reflect the compensation and benefits, if any, due to each of our NEOs under various scenarios involving a termination of employment, other than for Mr. Page, whose employment with the General Partner ended on December 31, 2012. For Mr. Page, cash severance benefits payable following his departure on December 31, 2012, consisted of: (i) 52 weeks’ worth of base salary, payable in monthly installments ($318,000); (ii) vacation benefits accrued through this employment termination date ($8,562); and (iii) 12 months’ worth of medical and dental insurance premiums ($17,232). As a retirement-eligible employee, Mr. Page’s outstanding time-and performance based phantom units are non-forfeitable and will be paid out as though Mr. Page had continued in the employment of our General Partner though the end of the applicable vesting periods. For more information regarding Mr. Page’s outstanding equity awards at December 31, 2012, please see “Outstanding Equity Awards at Fiscal Year End” on page 41.

The amounts in the tables below are estimates of the amounts that would be paid to the NEOs but the actual amounts paid can only be determined at the time of a Named Executive Officer’s termination of employment. The various estimates are based on the following assumptions:

•	The triggering event occurred on December 31, 2012;

•	The price per Partnership unit is the price at the close on December 31, 2012 ($25.98);

•	Health and welfare benefits are included, where applicable, at the estimated value of the continuation of these benefits; and

•	Each NEO had exhausted all available vacation benefits as of December 31, 2012.

Name	Benefit	For Cause Termination ($)	Termination Without Cause(1) ($)	Not for Cause or Good Reason Termination after Change in Control(2) ($)	Change in Control - without Termination(3) ($)	Termination Due to Death or Disability(4) ($)
William H. Shea, Jr.	Cash Severance
	Base Salary	0	891,000	1,336,500	0	0
	Annual Incentive	0	891,000	1,336,500	0	445,500
	Phantom Unit Awards	0	1,636,591	2,261,900	2,261,900	2,261,900
	Other Employee Benefits	0	35,264	41,896	0	0

	Total	0	3,453,855	4,976,796	2,261,900	2,707,400

Robert B. Wallace	Cash Severance
	Base Salary	0	625,400	938,100	0	0
	Annual Incentive	0	469,050	703,575	0	234,525
	Phantom Unit Awards	0	678,431	952,812	952,812	952,812
	Other Employee Benefits	0	56,464	73,696	0	0

	Total	0	1,829,345	2,668,183	952,812	1,187,337

Keith D. Horton	Cash Severance
	Base Salary	0	318,000	954,000	0	0
	Annual Incentive	0	238,500	715,500	0	238,500
	Phantom Unit Awards	0	691,096	970,129	970,129	970,129
	Other Employee Benefits	0	40,286	76,858	0	0

	Total	0	1,287,882	2,716,487	970,129	1,208,629

Bruce D. Davis, Jr.	Cash Severance
	Base Salary	0	312,700	938,100	0	0
	Annual Incentive	0	234,525	703,575	0	234,525
	Phantom Unit Awards	0	798,328	1,072,710	1,072,710	1,072,710
	Other Employee Benefits	0	40,286	76,858	0	0

	Total	0	1,385,839	2,791,243	1,072,710	1,307,235

(1)	Upon a not-for-cause termination, the cash severance payment amount equals (i) one times (or two times for Messrs. Shea and Wallace), the annual base salary in effect immediately prior to the termination or as set forth in the Employment Agreement, whichever is greater, payable in monthly installments, plus (ii) one times (or two times for Messrs. Shea and Wallace) the executive officer’s annual incentive bonus, calculated using his highest annual targeted bonus percentage and highest annual base salary. All time-based phantom units immediately vest and are payable in accordance with the terms of the underlying award agreement (i.e. ratably paid). All performance-based phantom units granted prior to the plan year of termination will vest according to the performance criteria established for the relevant plan year. All performance-based phantom units granted to the officer for the plan year in which the employment was terminated are forfeited. The health benefit is equal to one times (or two times for Messrs. Shea and Wallace) the product of (i) the total medical and dental insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the executive’s termination of employment and (ii) 12. The outplacement services reflect the full potential 12 months (or 24 months for Messrs. Shea and Wallace) of services that would be provided to the executive officer upon his termination of employment, although if the individual begins full-time employment with an unrelated employer these services would cease, and the amounts here may reflect a greater value than the executive would actually receive.
(2)	Upon a termination after a change in control event, the cash severance payment amount equals three times the sum of (i) the executive’s highest annual base salary plus (ii) his annual incentive bonus (calculated using his highest annual targeted incentive bonus percentage and highest annual base salary). The health benefit is equal to three times the product of (i) the total medical and dental insurance premiums paid or payable by our General Partner with respect to the individual and any eligible dependent during the month of the executive’s termination of employment and (ii) 12. The outplacement services reflect the full potential 24 months of services that would be provided to the executives upon their termination of employment, although if the individual begins full-time employment with an unrelated employer these services would cease, and the amounts here may reflect a greater value than the executive would actually receive. Upon a termination after a change in control, all phantom units (time-based and performance-based) accelerate and vest in full. Performance-based phantom units are paid out at target level.
(3)	Upon a change in control event, all phantom units (time-based and performance-based) accelerate and vest in full under the terms of the LTIP. Performance-based phantom units are paid at target level.

(4)	Upon a termination due to death or disability, any unpaid portion of the base salary, accrued up to the date of termination or death, as applicable, will be paid to the executive or their estate; all phantom units (time-based and performance-based) accelerate and vest in full under the terms of the LTIP. Performance-based phantom units are paid at target level. A pro-rated portion of the annual incentive award will be paid at target level.

Compensation of Directors

Retainers and Fees. Officers or employees of our General Partner or its affiliates who also serve as directors do not receive additional compensation for their service as a director of our General Partner. The Appointed Directors are not entitled to receive any compensation for their service as a director of our General Partner. The Compensation and Benefits Committee periodically reviews and makes recommendations on the compensation of our Elected Directors. For 2012, each non-employee Elected Director of our General Partner receives an annual retainer of $150,000, consisting of $75,000 paid in cash and $75,000 paid in deferred Common Units. Beginning on January 1st of the year following the year an Elected Director meets his or her Unit Ownership Guidelines requirement, an Elected Director will receive the equity portion of his or her annual retainer in Common Units, rather than deferred Common Units, unless he or she elects to continue to receive deferred Common Units. The actual number of Common Units or deferred Common Units awarded in any given year is based upon the NYSE closing price of our Common Units on the dates on which such awards are granted. Each deferred Common Unit represents one Common Unit representing a limited partner interest in us, which is vested upon issuance and is available to the holder upon termination or retirement from the board of directors of our General Partner.

The Chairman of the Board receives an annual cash retainer of $125,000 in addition to all other retainers and fees. The Chairs of the Audit Committee and the Compensation and Benefits Committee of the Board each receives an annual cash retainer of $15,000. The Chair of the Nominating and Governance Committee receives an annual cash retainer of $6,000. All annual retainers are payable on a quarterly basis. In addition to annual retainers, each non-employee Elected Director receives a $2,000 cash payment for each in-person Board meeting attended, but no fees are paid for telephonic Board meetings or for any committee meetings. Elected Directors appointed during a year, or who cease to be directors during a year, receive a pro-rata portion of cash and Common Units or deferred Common Units. Elected Directors may elect to receive any cash payments in Common Units or deferred Common Units, and may elect to defer the receipt of any cash or Common Units that they receive under our General Partner’s Amended and Restated Non-Employee Directors Deferred Compensation Plan.

Directors’ Unit Ownership Guidelines. Each non-employee Elected Director is expected to own units in the Partnership having a value equal to three times (3x) the amount of the annual retainer paid to the director. Included in the determination of unit ownership for purposes of these guidelines are all Common Units, Common Units beneficially owned and deferred Common Units. Non-employee Elected Directors are allowed a six year phase-in period to comply with these guidelines. As of December 31, 2012, all non-employee Elected Directors had met their ownership guidelines.

Non-Employee Elected Directors’ Deferred Compensation Plan. Our General Partner has adopted the PVR GP, LLC Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits the non-employee Elected Directors of our General Partner to defer the receipt of any or all cash, Common Units and restricted units they receive as compensation. All deferrals, and any distributions with respect to deferred Common Units or deferred restricted units, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Non-employee Elected Directors of our General Partner are fully vested at all times in any cash or deferred Common Units credited to their deferred compensation accounts. Any restricted unit awards credited to a deferred compensation account are subject to the same vesting and forfeiture restrictions that apply to the underlying award. Amounts held in a non-employee Elected Director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the resignation or removal of the director from the Board. Upon the death of a non-employee Elected Director, all vested amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

Business Expenses. Each non-employee Elected Director is reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the Board or its committees.

Indemnification. We indemnify each director for actions associated with being a director to the extent permitted under Delaware law.

The following table reflects the compensation earned by each of the current and former non-employee directors of our General Partner during 2012:

	2012 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Edward B. Cloues II	229,000	74,935	1,600	305,535
James L. Gardner	104,000	74,935	0	178,935
Robert J. Hall	89,000	74,935	1,200	165,135
Thomas W. Hofmann	119,000	74,935	0	193,935
E. Bartow Jones	0	0	0	0
James R. Montague	78,528	52,954	0	131,482
Marsha R. Perelman	95,000	74,935	0	169,935
John C. van Roden, Jr.	104,000	74,935	0	178,935
Andrew W. Ward	0	0	0	0
Jonathan B. Weller	89,000	74,935	0	163,935

(1)	Represents the aggregate grant date fair value of deferred Common Units or Common Units granted to the non-employee directors of our General Partner during 2012. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our Common Units on the dates of grant. In 2012, the directors received $18,750 worth of deferred Common Units or Common Units on a quarterly basis and the value of any fractional unit was deposited into his/her individual deferred cash compensation account. As of December 31, 2012, directors had the following aggregate numbers of deferred Common Units accumulated in their respective deferred common unit accounts (these amounts include distribution equivalent rights credited to such accounts in the form of additional deferred Common Units) or had been issued during fiscal year 2012, the following aggregate number of Common Units as payment for the equity portion of their annual retainer:

Name	Aggregate Deferred Units Accumulated as of December 31, 2012		Aggregate Common Units Granted in 2012
Edward B. Cloues II	43,441		0
James L. Gardner	33,880		3,082
Robert J. Hall	33,350		0
Thomas W. Hofmann	13,190		3,082
E. Bartow Jones	0		0
James R. Montague	2,000	(3)	610	(3)
Marsha R. Perelman	38,128		3,082
John C. van Roden, Jr.	30,157		3,082
Andrew S. Ward	0		0
Jonathan B. Weller	30,157		3,082

(2)	Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors to encourage financial support of education institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $4,000 per director or officer. We may suspend, change, revoke or terminate the program at any time.
(3)	Mr. Montague resigned from the Board effective September 14, 2012. Upon his resignation, his mandatory deferred Common Unit account was liquidated and 41,617 Common Units were distributed to him. In addition, Mr. Montague received 610 Common Units as the pro-rated equity portion of his quarterly retainer. On January 11, 2013, 2,000 Common Units were distributed to Mr. Montague pursuant to the Non-Employee Directors’ Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2012 regarding securities issued and to be issued under our General Partner’s equity compensation plans approved by our unitholders. Our General Partner does not have any equity compensation plans which were not approved by our unitholders. See “Compensation Discussion and Analysis—Long-Term Incentive Plan,” for a description of our LTIP, our only equity compensation plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by unitholders	669,561	(1)	n/a	(2)	1,111,553	(3)
Equity compensation plans not approved by unitholders	—		—		—

(1)	Represents 244,254 time-based phantom units, 201,004 performance-based phantom units, and 224,303 deferred Common Units granted and Common Units issued under the General Partner’s Sixth Amended and Restated LTIP. Vesting and payout of the phantom units may be conditioned upon achievement of pre-determined financial or other performance objectives or attainment of certain length of service goals with us. Deferred Common Units are issued to our directors, vest immediately upon issuance, and are available to each director upon termination or retirement from the Board.
(2)	Awards under the LTIP are settled without payment by recipients.
(3)	Represents the number of Common Units available for issuance under the LTIP as of December 31, 2012. The LTIP provides that the Board or a committee of the Board may award restricted units, phantom units, options, and other unit-based awards and unit awards. The awards may be also settled in cash.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of the Partnership and its subsidiaries for the fiscal year ending December 31, 2013. KPMG LLP has served as our independent registered public accounting firm since 2002.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG LLP, our independent registered public accounting firm, for each of the fiscal years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011
Audit fees(1)	$1,123,149	$917,294
Audit-related fees(2)	1,650	1,650
Tax fees	—	—
All other fees	—	—
Total accounting fees and services	$1,124,799	$918,944

(1)	Audit fees consist of the fees for the integrated audits of our consolidated financial statements, consents for registration statements and comfort letters related to public offerings. Also included in the audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to subscriptions to an online accounting research tool owned by our independent public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The policy of the Audit Committee is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All of the services in 2012 and 2011 in the table above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Partnership’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. At December 31, 2012, the Audit Committee was chaired by Mr. Thomas W. Hofmann and also included Mr. E. Bartow Jones and Mr. John C. van Roden, Jr.

The Partnership’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee reviewed with KPMG LLP their judgment as to the quality, not just the acceptability; of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Thomas W. Hofmann (Chairman)

Marsha R. Perelman

John C. van Roden, Jr.

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we have specifically incorporated it by reference into such filing.

HOUSEHOLDING NOTICE

We may send only one copy of the notice regarding the availability of proxy materials and our Proxy Statement and 2012 Annual Report, as applicable, to unitholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householding mailing this year and you would like to have additional copies of the notice regarding the availability of proxy materials and our Proxy Statement and 2012 Annual Report, as applicable, mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Investor Relations Department at invest@pvrpartners.com, or in writing, at Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, Pennsylvania 19087 or by telephone at (610) 975-8200. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Unitholders who hold units in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

PROPOSALS FOR THE 2014 ANNUAL MEETING

In order to nominate a person for election to the Board at our 2014 annual meeting, notice must be received at our principal executive offices at the address listed above no later than the close of business on March 8, 2014 and no earlier than February 6, 2014. Such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please see the section entitled “Governance Matters—Nomination of Director Candidates by Unitholders.”

Any matter to be voted on at an annual meeting of limited partners that is not related to the nomination of persons for election to the Board can only be proposed by our General Partner. A special meeting of our limited partners may only be called by our General Partner or by limited partners owning 20% or more of the Outstanding Units (as defined in the Partnership Agreement) of the class or classes for which a meeting is proposed.

2012 ANNUAL REPORT

A copy of our 2012 Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Proxy Statement is made available upon the written request of such person addressed to our Investor Relations Department at Three Radnor Corporate Center, Suite 301, 100 Matsonford Road, Radnor, Pennsylvania 19087 or at invest@pvrpartners.com.

PVR PARTNERS, L.P. THREE RADNOR CORPORATE CENTER 100 MATSONFORD RD SUITE 301 RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All
The Board of Directors recommends you vote FOR the following:					Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees
01 ROBERT J. HALL 02 MARSHA R. PERELMAN
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2. TO APPROVE THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION							☐	☐	☐
3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE PARTNERSHIP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR							☐	☐	☐

NOTE: This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If no direction is made, the proxy will be voted as the Board of Directors recommends. If any other matters properly come before the Annual Meeting, or any adjournments or postponements thereof, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Form of Proxy for Holders of PVR PARTNERS, L.P. Units

Dear Unitholder:

Your vote is important and we encourage you to submit your proxy electrically via the internet or by telephone, both of which are available 24 hours a day, 7 days a week.

•   To submit your proxy electrically via the internet, go to the website: www.proxyvote.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

•   To submit your proxy by telephone at 1-800-690-6903, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.

Your vote is important. Thank you for voting.

Proxy card must be signed and dated on the reverse side, if voting by U.S. Mail.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF PVR PARTNERS, L.P. RECOMMENDS A VOTE “FOR” ALL CLASS II DIRECTOR NOMINEES LISTED, “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

This proxy is solicited on behalf of
the Board of Directors of
PVR GP, LLC
PVR PARTNERS, L. P.
Annual Meeting of Unitholders
June 5, 2013, 10:00 AM

The undersigned unitholder(s) of PVR Partners, L.P. (the “Partnership”) hereby appoint(s) Robert B. Wallace and Bruce D. Davis, Jr., each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all units of the Partnership, which the undersigned may be entitled to vote at the Annual Meeting of Unitholders of the Partnership to be held on June 5, 2013, at 10:00 am local time at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087, and at any and all adjournments thereof, with all rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxyholder’s sole discretion as to any other matter that may properly come before the Annual Meeting.

Continued and to be signed on reverse side